Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

MATINAS BIOPHARMA HOLDINGS, INC.,

SAFFRON MERGER SUB, INC.,

AQUARIUS BIOTECHNOLOGIES INC.,

and

J Carl Craft,

As holder Representative

_______________

Dated as of January 29, 2015

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS	2

1.1	Certain Definitions	2
1.2	Other Definitional and Interpretive Matters	11

ARTICLE II.	THE MERGER	12

2.1	The Merger	12
2.2	Tax Consequences	12
2.3	Effective Time	12
2.4	Effect of the Merger	12
2.5	Certificate of Incorporation; By-laws	13
2.6	Directors and Officers	13
2.7	Merger Consideration; Effect on Company Common Stock; Allocation Certificate	13
2.8	Surrender of Company Common Stock	17
2.9	Taking of Necessary Action; Further Action	18
2.10	INTENTIONALLY OMITTED	18
2.11	Holder Representative	18

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21

3.1	Organization and Good Standing	21
3.2	Authority	21
3.3	No Conflict	22
3.4	Consents	22
3.5	Subsidiaries	23
3.6	Capitalization	23
3.7	Corporate Records	24
3.8	Company Financial Statements and Internal Controls	24
3.9	Liabilities	25
3.10	Absence of Certain Developments	25
3.11	Tax Matters	26
3.12	Real Property	28
3.13	Assets; Absence of Liens and Encumbrances	29
3.14	Intellectual Property	29
3.15	Contracts	31
3.16	Employee Benefits Plans	33
3.17	Employment Matters	35
3.18	Litigation	37
3.19	Compliance with Applicable Laws; Permits	37
3.20	Environmental Matters	39

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CONFIDENTIAL

3.21	Insurance	40
3.22	Restrictions on Business Activities	40
3.23	Related Party Transactions	40
3.24	Banks; Power of Attorney	40
3.25	Financial Advisors	41
3.26	Suppliers	41
3.27	Full Disclosure	41

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB	41

4.1	Organization of Parent and Merger Sub	41
4.2	Authority	41
4.3	Consents	42
4.4	No Conflict	42
4.5	Capitalization	42
4.6	SEC Reports	42
4.7	Financial Statements	43
4.8	Valid Issuance of Parent Shares	43
4.9	No Brokers	43
4.10	Absence of Certain Developments	43
4.11	Tax Matters	43
4.12	Contracts	43
4.13	Litigation	44
4.14	Compliance with Applicable Laws	44
4.15	Full Disclosure	44

ARTICLE V.	COVENANTS	45

5.1	Conduct of the Business Pending the Closing	45
5.2	Access to Information; Confidentiality	47
5.3	Public Disclosure	48
5.4	Consents	48
5.5	Conditions to the Transactions; Further Assurances	48
5.6	Notification of Certain Matters	49
5.7	No Solicitation	49
5.8	Termination or Amendment of Certain Agreements; Notifications	50
5.9	INTENTIONALLY OMITTED,	50
5.10	Tax Matters	50
5.11	Company Convertible Note	51
5.12	INTENTIONALLY OMITTED;	52
5.13	Resignation of Officers, Directors and SAB Members	52
5.14	Company Stockholder Approval	52
5.15	Rutgers License Amendment	52
5.16	Post-Closing	52

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CONFIDENTIAL

ARTICLE VI.	CONDITIONS TO THE MERGER	53

6.1	Conditions to the Obligation of the Company	53
6.2	Conditions to the Obligations of the Parent and Merger Sub	54

ARTICLE VII.	INDEMNIFICATION	56

7.1	Survival of Representations, Warranties and Covenants; Limitations	56
7.2	Indemnification by the Holders	57
7.3	Indemnification by the Parent	58
7.4	Limitations	59
7.5	Procedures	61
7.6	Merger Consideration Adjustment	62
7.7	No Subrogation	62
7.8	No Prejudice	62

ARTICLE VIII.	TERMINATION, AMENDMENT AND WAIVER	63

8.1	Termination	63
8.2	Effect of Termination	64
8.3	Amendment	64
8.4	Extension; Waiver	64

ARTICLE IX.	GENERAL PROVISIONS	64

9.1	Notices	64
9.2	Entire Agreement	66
9.3	Severability	66
9.4	Specific Performance	66
9.5	Expenses	66
9.6	Successors and Assigns; Parties in Interest	67
9.7	Waiver	67
9.8	Governing Law; Venue	67
9.9	Certain Waivers	68
9.10	Other Remedies	68
9.11	Counterparts; Facsimile Delivery	68
9.12	Attorneys’ Fees	68

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CONFIDENTIAL

INDEX OF EXHIBITS & SCHEDULES

Exhibit	Description

Exhibit A:	Form of Stockholder Adoption Agreement
Exhibit B:	Certificate of Incorporation of Surviving Corporation
Exhibit C:	Form of Letter of Transmittal
Exhibit D:	Form of Employment Letter

Schedules	Description

Schedule 1.1(a)	Company Products
Schedule 1.1(b)	Investor Agreements
Schedule 2.6(a)(iii)	Milestone Consideration
Schedule 3.1	Organization and Good Standing
Schedule 3.4	Consents
Schedule 3.6(a)	Capitalization
Schedule 3.6(c)	Company Convertible Notes
Schedule 3.8	Company Financial Statements
Schedule 3.9	Accounts Payable
Schedule 3.10	Absence of Certain Developments
Schedule 3.11	Tax Matters
Schedule 3.12	Real Property Leases
Schedule 3.13	Assets
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(d)	Company In-Licenses
Schedule 3.14(e)	Intellectual Property Contracts
Schedule 3.14(m)	Software
Schedule 3.15	Contracts
Schedule 3.16	Employee Benefits Plans
Schedule 3.17(a)	Employees
Schedule 3.17(b)	Consultants/Independent Contractors
Schedule 3.17(c)	Employment Agreements
Schedule 3.18	Litigation
Schedule 3.19	Company Permits
Schedule 3.21	Insurance
Schedule 3.23	Related Party Transactions
Schedule 3.24	Banks; Power of Attorney
Schedule 3.25	Financial Advisors
Schedule 3.26	Suppliers

Matinas BioPharma Holdings, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Matins BioPharma Holdings, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 29, 2015 (the “Agreement Date”), by and among Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Parent”), Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), Aquarius Biotechnologies Inc., a Delaware corporation (the “Company”) and J Carl Craft, a natural person, as the stockholder representative (the “Holder Representative”).

W I T N E S S E T H:

A.           The Parent, Merger Sub and the Company intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B.           The Company Board has unanimously (collectively, the “Company Board Approval”): (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders; (ii) adopted and approved this Agreement, the Merger and the Transactions; and (iii) recommended that the Company Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

C.           The parties intend that, immediately after their execution of this Agreement, holders of 100% of the outstanding shares of Company Common Stock shall deliver to the Parent their signatures to the duly executed written stockholder consents included in each Stockholder Adoption Agreement (the “Stockholder Written Consents”) adopting and approving this Agreement, the other Merger Documents and all of the Transactions (the “Requisite Stockholder Approval”).

D.           As a material inducement to the Parent and Merger Sub to enter into this Agreement and consummate the Transactions, each holder of outstanding shares of Company Common Stock has executed and delivered to the Parent a Stockholder Adoption Agreement in the form of Exhibit A hereto (collectively, the “Stockholder Adoption Agreements”) to be effective upon the occurrence of the Closing.

E.           As a material inducement to the Parent and Merger Sub to enter into this Agreement and consummate the Transactions, the Key Employee has accepted an offer of employment with the Parent and will execute and deliver to the Parent her respective Employment Letter and other documents required by the Parent relating to such employment, to be effective upon the occurrence of the Closing.

F.            The Company and the Parent intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Code Sections 354(a)(1) and 361(a), and Treasury Regulations Section 1.368-2(g) and to cause the Merger to qualify as a “reorganization” under the provisions of Code Section 368;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquisition Expenses” means (i) all fees, expenses, commissions, obligations, bonuses or other payments of any kind accrued, incurred or paid by the Company or its Subsidiary in connection with the Transactions, including all legal, accounting, investment banking, tax and financial advisory, data room vendor and all other fees, expenses, commissions, obligations, bonuses or other payments of any kind of or to third Persons, including Employees, arising in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions (including “single trigger” arrangements); and (ii) all payments, concessions, obligations, fees, costs and expenses accrued, incurred or paid by the Company in connection with seeking and obtaining the consent of third Persons in connection with the Transactions (including pursuant to Section 5.4, Section 6.2(m) and Section 6.2(n)) or in connection with seeking or obtaining any amendment, waiver or modification of any Contract with a third Person or in complying with Section 5.3, in each case regardless of whether such payments, concessions, costs, fees, expenses, commissions, obligations, bonuses or other payments have been or are paid prior to, on or after the Closing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Claims” is defined in Section 7.5(e).

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Allocation Certificate” is defined in Section 2.7(d).

“Balance Sheet Date” is defined in Section 3.8(a).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means, as of any date of determination, the amount of cash, cash equivalents and bank deposits of the Company as of such date, as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP.

“Certificate of Merger” is defined in Section 2.3.

“Claim Certificate” is defined in Section 7.5(a).

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.7(d)(i).

“Closing Cash” means the aggregate Cash balance as of the Closing.

“Closing Consideration” is defined in Section 2.7(a)(ii).

“Closing Date” is defined in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.8(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” is defined in the Recitals.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect immediately prior to the Effective Time.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Convertible Note” is defined in Section 3.6(c).

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or pursuant to which the Company has or may have any liability, contingent or otherwise.

“Company Financial Statements” is defined in Section 3.8(a).

“Company In-Licenses” is defined in Section 3.14(d).

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company or the Subsidiary as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means any event, occurrence, fact or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects, operations or results of operations of the Company or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner.

“Company Permits” is defined in Section 3.19(f).

“Company Products” means all products (including those that are in research and development) of the Company, each of which is listed on Schedule 1.1(a) hereto.

“Company Property(ies)” is defined in Section 3.12(b).

“Company Security” means all outstanding shares of Company Common Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.

“Company Stockholder” means any Person who holds shares of Company Common Stock as of immediately prior to the Effective Time including as a result of converting a Company Convertible Note.

“Company Technology” means the Company’s proprietary drug cochleate technology.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of any of the directors of the Company or the Key Employee.

“Confidentiality Agreement” is defined in Section 5.2(b).

“Contract” means any binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Convertible Note Cancellation Agreement” is defined in Section 5.11(c).

“Convertible Noteholder” means the holder of the Company Convertible Note.

“Copyrights” is defined within the definition of Intellectual Property.

“CPD Acquisition Agreement” means that certain Common Stock Purchase Agreement, dated as of August 31, 2013, by and among Aquarius Biotechnologies Inc., Susan Bonitz and Coordinated Program Development, LLC.

“DGCL” is defined in the Recitals.

“Disclosable Contract” is defined in Section 3.15(b).

“Disclosure Schedule” is defined in the introduction to ARTICLE III.

“Distribution” means a declaration, setting aside or payment by the Company of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company of, any Company Security or any Security Right with respect thereto.

“Effective Time” is defined in Section 2.3.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or the Subsidiary or of any Person deemed to be a co-employer with the Company or the Subsidiary or any other Person employed by the Company or the Subsidiary under a contract of employment.

“Employment Letter” means the offer letter in the form of Exhibit D hereto, to be entered into between the Parent and the Key Employee.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“FDA” means the United States Food and Drug Administration.

“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports provided by the Company to the Parent and its counsel.

“Fully Diluted Common Shares” means, without duplication, at the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion or exercise of all Security Rights issued and outstanding, (whether or not then exercisable) and the Company Convertible Note.

“Fundamental Representations” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles effective in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” is defined in Section 3.20(a).

“Holder Indemnified Parties” is defined in Section 7.3.

“Holder” means the Company Stockholders and the Convertible Noteholder, collectively, without duplication.

“Holder Representative” is defined in the Preamble.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in the foregoing clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in the foregoing clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” means any Parent Indemnified Party or Holder Indemnified Party.

“Indemnifying Party” means any Person from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means all intellectual property rights owned, in-licensed or used by the Company or the Subsidiary arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company or the Subsidiary, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company or the Subsidiary.

“Intellectual Property Licenses” means (i) any grant by the Company or the Subsidiary to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to the Company or the Subsidiary of a right to use such Person’s intellectual property rights included in the Intellectual Property.

“Interim Financial Statements” is defined in Section 3.8(a).

“Investor Agreements” means the agreements listed on Schedule 1.1(b) hereto.

“IRS” means the Internal Revenue Service.

“Key Employee” means Ruying Lu.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation or industry standards.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Letter of Transmittal” is defined in Section 2.9(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” is defined in Section 7.2.

“Marks” is defined within the definition of Intellectual Property.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.7(a)(i).

“Merger Sub” is defined in the Preamble.

“Milestone Consideration” is defined in Section 2.7(a)(iii).

“Net Indebtedness” means the amount, if a positive number, by which (a) the total amount of the Company’s Indebtedness as of the Effective Time exceeds (b) the Closing Cash; provided, however, that Net Indebtedness shall be equal to zero if the Closing Cash is greater than or equal to the total amount of the Company’s Indebtedness as of the Effective Time.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the Balance Sheet Date hereof consistent with past practice.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Parent” is defined in the Preamble.

“Parent Board” is defined in Section 6.1.

“Parent Common Stock” means the common stock of the Parent, par value $0.0001 per share.

“Parent Indemnified Parties” is defined in Section 7.2.

“Parent Material Adverse Effect” means any state of facts, event, change or effect that has had, or that would reasonably expected to have, a material adverse effect on the business, properties, results of operations or financial condition of the Parent, taken as a whole.

“Parent Shares” means shares of Parent Common Stock, par value $0.0001 per share.

“Patents” is defined within the definition of Intellectual Property.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Per Share Common Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the Fully Diluted Common Shares as of the Effective Time.

“Per Share Common Merger Consideration” means the sum of the (i) Per Share Common Closing Consideration plus (ii) the Per Share Common Milestone Consideration.

“Per Share Common Milestone Consideration” means the quotient obtained by dividing (i) the Milestone Consideration by (ii) the Fully Diluted Common Shares as of the Effective Time.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 7.2(h).

“Primary Company Stockholders” means Raphael J. Mannino Jr., Ruying Lu, Susan Bonitz and J Carl Craft.

“Pro Rata Share” means with respect to any Company Stockholder, the (A)  quotient, expressed as a percentage, obtained by dividing (x) the aggregate number of shares of Common Stock held by such Company Stockholder as of the Effective Time by (y) the Fully Diluted Common Shares held by all Company Stockholders as of the Effective Time.

“Real Property Lease(s)” is defined in Section 3.12(b).

“Related Agreements” means the Certificate of Merger and each of the other agreements, certificates or documents contemplated thereby or hereby.

“Related Persons” is defined in Section 3.23.

“Representatives” is defined in Section 5.7(a).

“Requisite Stockholder Approval” is defined in the Recitals.

“Rutgers” means Rutgers, The State University of New Jersey.

“Rutgers License” means that certain Exclusive License Agreement, dated as of March 25, 2013, by and between the Company and UMDNJ.

“Rutgers License Amendment” means that certain Amended and Restated Exclusive License Agreement, dated as of January 29, 2014, by and between the Company and Rutgers, amending and restating the Rutgers License.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” is defined in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Right” means, with respect to any Company Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s Organizational Documents or by agreement.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Soliciting Materials” is defined in Section 5.14(b).

“Straddle Period” is defined in Section 7.2(h).

“Stockholder Adoption Agreement” is defined in the Preamble.

“Stockholder Written Consents” is defined in the Preamble.

“Subsidiary” means the Company’s wholly-owned subsidiary, Coordinated Program Development, LLC, a New Jersey limited liability company.

“Surviving Corporation” is defined in Section 2.1.

“Tax” means any federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Body responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Termination Date” is defined in Section 8.1(c).

“Third-Party Acquisition” is defined in Section 5.7(a).

“Third-Party Claim” is defined in Section 7.5(c).

“Trade Secrets” is defined within the definition of Intellectual Property.

“Transactions” is defined in Section 2.3.

“UMDNJ” means the University of Medicine and Dentistry of New Jersey.

“Warn Act” is defined in Section 3.17(l).

1.2           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)            Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.
THE MERGER

2.1           The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of the Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2           Tax Consequences. It is intended by the parties hereto that the Merger shall constitute “reorganization” within the meaning of Code Section 368, and the parties agree that their books and records shall be maintained, and all Tax Returns shall be filed, in a manner consistent with such treatment as a reorganization.  However, the Parent makes no representations or warranties to the Company or to any Holder, and no Holder or the Company makes any representations or warranties to the Parent, that the Merger will qualify as a “reorganization” under the Code.  The Parent, the Company and each Holder acknowledge that it, he or she is relying solely on its, his or her own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

2.3           Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than two (2) Business Days, following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey unless another place or date is agreed to by the Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the later of the time of acceptance by the Secretary of State of the State of Delaware of such filing or the time established as the effective time by the Certificate of Merger being referred to herein as the “Effective Time”).

2.4           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

2.5           Certificate of Incorporation; By-laws.

(a)           At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit B until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b)           At the Effective Time, the By-laws of Merger Sub shall become the By-laws of the Surviving Corporation until thereafter amended.

2.6           Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

2.7           Merger Consideration; Effect on Company Common Stock; Allocation Certificate.

(a)           Merger Consideration.

(i)           The “Merger Consideration” shall be an aggregate amount of Parent Shares equal to the sum of (A) the Closing Consideration (calculated as provided in clause (ii), below) plus (B) the Milestone Consideration (calculated as provided in clause (iii), below). Anything herein to the contrary notwithstanding, in no event shall the number of Parent Shares issuable by the Parent in connection with this Transaction exceed 8,000,000 (including any Milestone Payments that may be made.

(ii)           Closing Consideration. The “Closing Consideration” shall be equal to (A) 5,000,000 Parent Shares minus (without duplication) a number of Parent Shares equal to the (B) the sum of (i) the aggregate Acquisition Expenses as of the Effective Time which has been paid by the Parent or advanced to the Company by the Parent prior to the Closing Date or which remain unpaid as of the Closing Date, (ii) the Net Indebtedness (if any), and (iii) the aggregate amount of any liabilities (current or long-term) of the Company set forth on the Closing Balance Sheet (other than such liabilities that are included in the Acquisition Expenses or in the Net Indebtedness).

(iii)           Milestone Consideration. In addition to the Closing Consideration, the Merger Consideration (but subject to the limitation on the aggregate Merger Consideration set forth in Section 2.7(a)(i) above), shall also consist of the Milestone Payments, if any, payable as and in the manner set forth on Schedule 2.7(a)(iii), in accordance with the terms set forth on such Schedule 2.7(a)(iii) (the “Milestone Consideration”), subject at all times to any offset thereto in accordance with Section 7.2.

(iv)           Parent Discretion. Notwithstanding any other provision of this Agreement, following the Effective Time, the Parent shall use commercially reasonable efforts to develop and commercialize the Company Technology. Notwithstanding the foregoing, the Parent shall have no obligation to continue to develop or commercialize the Company Technology if it determines in its commercially reasonable discretion that doing so is no longer advisable or in the best interest of the Parent and its stockholders. Further, the Parent retains the right, in commercially reasonable discretion: (x) to generally operate the Surviving Corporation and the businesses conducted thereby in any manner that the Parent deems appropriate in its commercially reasonable discretion; and (y) to reorganize or restructure the business, financial and/or legal structure of the Surviving Corporation in any manner, at any time and from time to time, whether by creation, dissolution or combination of divisions, transfer of assets, merger, consolidation, transfer or issuance of securities or otherwise or to cease operations of the Surviving Corporation, in each case regardless of any effect such actions may or may not have upon the Milestone Payments, if it determines in its good faith business judgment that it is in the Parent’s and/or the Surviving Corporation’s interest to do so. The Company and each of the Company Stockholders hereby expressly acknowledges and agrees that (A) the payment of the Milestone Consideration hereunder is expressly dependent upon the performance of the Surviving Corporation, and not upon the performance of the Parent or any business conducted thereby other than through the Surviving Corporation, (B) there is no requirement, guaranty or other assurance of any kind that any Milestone Consideration will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, any Company Stockholder, or the Parent) and (C) the right to receive any Milestone Consideration is a contract right only and shall be governed solely and exclusively by the express provisions of this Section 2.7(a) and Schedule 2.7(a)(iii), notwithstanding anything to the contrary contained herein or in any other Contract, written or oral, between the Parent, the Company, the Company Stockholders or any of their Affiliates.

(v)           Company Technology Transfer. In the event that (A) no Milestone Events have occurred on or before the two-year anniversary of the Effective Time (the “Transfer Date”), (B) during such period Parent shall have discontinued efforts to develop or commercialize the Company Technology (as conclusively demonstrated by Parent’s omission of the Company Technology in at least two consecutive Royalty, Progress and Payment Reports delivered to Rutgers pursuant to the Rutgers License Amendment) and (C) as of the Transfer Date, no unresolved indemnification claims of the Parent Indemnified Parties are pending, Parent shall transfer the Company Technology to the Holder Representative or to a newly formed entity as directed by the Holder Representative (in either case for the benefit of the Company Stockholders) following receipt of any necessary third party consents required for the transfer, which Parent shall use its commercially reasonable efforts to obtain.

(vi)           All certificates evidencing shares of Parent Common Stock issuable in connection with the Transactions shall bear the following or similar legend on their face, if required in compliance with federal and state securities Laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO TRANSFER RESTRICTIONS. FOLLOWING THE EXPIRATION OF SUCH TRANSFER RESTRICTIONS, THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”

(vii)           By virtue of the adoption of this Agreement and the approval of the Merger by the Holders, and, with respect to the Convertible Noteholder, by virtue of the Convertible Note Cancellation Agreement, each Holder (regardless of whether or not such Holder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby agrees that the Closing Consideration shall be issued subject to the following transfer restrictions. The Closing Consideration may not be sold, pledged, hypothecated, offered for sale, contracted for sale (including, without limitation, any short sale), made subject to any option, right or warrant to purchase or otherwise transferred, assigned or disposed of, directly or indirectly (any of the foregoing, a “Transfer”) without the consent of Parent until the first anniversary of the Closing Date. No Transfer in violation of the foregoing will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever. The foregoing restrictions shall also apply to any securities issued in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock to the extent and for the then remaining duration that the shares of Parent Common Stock with respect to which such securities were issued are subject to the foregoing restrictions.

(b)           Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the Company Stockholders:

(i)           each share of Company Common Stock held in the treasury of the Company at the Effective Time, if any, shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(ii)           each share of Company Common Stock issued and outstanding at the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.6(b)(i)) shall be cancelled, extinguished and converted into the right to receive an amount, without interest, equal to the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the indemnification provisions set forth in Article VII (it being understood that Parent shall not issue any fractional Parent Shares pursuant to this Agreement and, accordingly, the Closing Consideration and Milestone Consideration payable to each Holder shall be rounded to the nearest number of whole Parent Shares).

(c)           Effect on Company Convertible Note. The shares of Company Common Stock underlying the Company Convertible Note shall be deemed issued and outstanding for purposes of calculating the Per Share Common Merger Consideration and at the Effective Time, subject to each such Convertible Noteholders execution and delivery of a Convertible Note Cancellation Agreement to the Company prior to the Effective Time, each such Company Convertible Note shall be converted into and represent the right to receive an amount equal to (x) the product of (A) the Per Share Merger Common Stock Consideration multiplied by (B) the number of shares of Company Common Stock into which such Convertible Note was convertible as of the Effective Time.

(d)           Allocation Certificate. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to the Parent a certificate (the “Allocation Certificate”) signed by the Holder Representative (on behalf of the Holders) and the Chief Executive Officer of the Company certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i)           the estimated consolidated unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of 11:59 PM Eastern time on the day prior to the Closing Date substantially in the form of the Company Balance Sheet and prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet;

(ii)           the aggregate Acquisition Expenses as of the Closing, specifically identifying (A) the Acquisition Expenses that have already been paid prior to the Closing together with a description and the amount of each element thereof (the “Prepaid Acquisition Expenses”) and whether such Prepaid Acquisition Expenses were paid or advanced by the Parent and (B) the Acquisition Expenses that have not been paid prior to the Closing together with a description and the amount of each element thereof;

(iii)           the aggregate Cash as of the Closing (the “Closing Cash”);

(iv)           the aggregate Indebtedness of the Company as of the Effective Time;

(v)           the calculation of the Closing Consideration, the number of Fully Diluted Common Shares, the Per Share Common Closing Consideration with respect to each outstanding share of Company Common Stock and the number of Company Convertible Notes;

(vi)           (A) the identity and mailing address of each record holder of Company Common Stock and the number and type of shares of Company Common Stock and share certificate numbers held by each such Company Stockholder and (B) the identity and mailing address of record of the holder of the Company Convertible Note, the number of shares of Company Common Stock subject to the Company Convertible Note held by such holder, the exercise price thereof, and the number and type of shares of Company Common Stock subject to the Company Convertible Note that will be exercisable as of the Closing;

(vii)           the amount of: (A) the Closing Consideration payable to each Holder (rounded to the nearest number of whole Parent Shares); (B) the Milestone Consideration payable to each Holder (assuming payment in full in accordance with this Agreement and rounded to the nearest number of whole Parent Shares) and (C) the required withholding (if any) with respect to each Holder; and

(viii)           the Pro Rata Share of each Holder.

The Company shall give the Parent timely access to all supporting workpapers used in the preparation of the Closing Balance Sheet and the Allocation Certificate, which Allocation Certificate, when in form and substance satisfactory to and approved by the Parent, shall be deemed the definitive calculation of the Merger Consideration payable to the Holders at the Closing in connection with the Merger and the disbursement thereof (subject, however, to the Parent’s indemnification rights under Section 7.2(d)).

(e)           Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements (i) such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash out of any Company Convertible Notes or the vesting of restricted stock under the Code or any provision of applicable Tax Law and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon and any other amounts in respect thereof) owed by such Person to the Company as of the Closing. To the extent that amounts are so withheld or deducted pursuant to clause (i) of this Section 2.7(e) by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, or the Parent, as the case may be. The Surviving Corporation or the Parent, as the case may be, shall pay over to the appropriate Governmental Body amounts withheld under clause (i) of this Section 2.7(e).

(f)           No Further Ownership Rights in Company Common Stock. The amounts, if any, paid or payable upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(g)           Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the Company Stockholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue after the Effective Time to evidence ownership of such shares of common stock of the Surviving Corporation.

2.8           Surrender of Company Common Stock.

(a)           Paying Agent. The Parent shall act as paying agent in the Merger.

(b)           Exchange Procedures. The Company has distributed, or agrees that it will distribute promptly after the execution of this Agreement, to each holder of record of Company Common Stock that immediately prior to the Effective Time represented outstanding shares of Company Common Stock a letter of transmittal substantially in the form of Exhibit C (the “Letter of Transmittal”). Following the Effective Time and delivery to the Parent of a duly completed and validly executed Letter of Transmittal, each Stockholder shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.7 (subject to the conditions to payment of the Milestone Consideration set forth on Schedule 2.7(a)(iii)) and the shares of Company Common Stock so surrendered shall be cancelled. Following the Effective Time, until so surrendered, each share of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive a portion of the Merger Consideration as provided in this Article II.

(c)           No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Parent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.9           Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.10           INTENTIONALLY OMITTED.

2.11           Holder Representative.

(a)           Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Holders, and, with respect to the Convertible Noteholder, by virtue of the Convertible Note Cancellation Agreement, respectively, each Holder (regardless of whether or not such Holder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, authorizes and empowers, as of the Agreement Date, J Carl Craft or any replacement appointed pursuant to this Section 2.11 (the “Holder Representative”), as its true and lawful and sole and exclusive agent, proxy and attorney-in-fact for such Holder for all purposes of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, with full power of substitution to act jointly on behalf of such Holder in any litigation or arbitration involving this Agreement or any Related Agreement, and jointly to do or refrain from doing all such other acts and things, and jointly to execute all such documents, as the Holder Representative shall deem necessary, appropriate or desirable in connection with any of the transactions contemplated under this Agreement or any Related Agreement, including without limitation the power:

(i)           To receive, hold and deliver to the Parent or the Company, as the case may be, the certificates and any other documents evidencing the Company Shares and/or any other documents relating thereto or to the Transactions on behalf of such Holder;

(ii)           To execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements;

(iii)           To receive funds, direct payment of funds (in accordance with the Allocation Certificate) and give receipts for funds, including in respect of receipt of any portion of the Merger Consideration, including, without limitation funds disbursed in connection with the receipt of any Milestone Consideration;

(iv)           To execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Holders, any amendment to, or waiver of, any term or provision of this Agreement or any Related Agreement or any consent, acknowledgment or release relating to this Agreement or any Related Agreement;

(v)           (A) To object to any claims by the Parent or any other Parent Indemnified Party; (B) to consent or agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and (C) To assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any such Holder or by any such Holder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Holder, in each case relating to this Agreement or the Transactions, and to take all actions necessary or appropriate in the sole judgment of the Holder Representative for the accomplishment of any of the foregoing;

(vi)           To give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement; and

(vii)           To take all actions which under this Agreement or any other Related Agreement may be taken by the Holder Representative and to do or refrain from doing any further act or deed on behalf of such Holder which the Holder Representative deems necessary, appropriate or desirable in its good faith discretion relating to the subject matter hereof or of any Related Agreement (as fully and completely as such Holder could do if personally present).

(b)           Reliance on Appointment; Successor Holder Representative. The death or incapacity of any Holder shall not terminate the agency and power of attorney granted hereby to the Holder Representative. The appointment of the Holder shall be deemed coupled with an interest, and the Parent, the Company and any other person may conclusively and absolutely rely, without inquiry, upon any action or omission of the Holder Representative as the action of the Holders in all matters referred to herein or in any Related Agreement until receipt of written notice of the appointment of a successor Holder Representative made in accordance with this Section 2.11(b). All actions, decisions, instructions and other actions and omissions of the Holder Representative shall be final, conclusive and binding upon all Company Stockholders and no Company Stockholder shall have any cause of action against the Parent or the Company for any action taken or not taken or omission by the Holder Representative in its role as such. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Company Stockholders, other than the then current Holder Representative if a Company Stockholder (determined by reference to their respective Pro Rata Shares) and delivered to the Parent, the Company Stockholders may remove and designate a successor Holder Representative reasonably acceptable to the Parent. If the Holder Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no replacement is appointed by such holders of a majority-in-interest of the Company Stockholders within ten (10) Business Days, then the Parent shall have the right to appoint another a Company Stockholder to act as the replacement Holder Representative who shall serve as described in this Agreement and, under such circumstances, the Parent and the other Parent Indemnified Parties shall be entitled to rely on any and all actions taken and decisions made by such replacement Holder Representative.

(c)           Fees and Expenses. All out-of-pocket fees, costs and expenses (including fees payable to counsel, accountants and other professionals) incurred by the Holder Representative in connection with performing such function and in connection with the transactions contemplated hereby and in any Related Agreement, and all payments, damages, costs, fees and expenses in connection with any dispute with the Parent or the Company under this Agreement or any other Related Agreement, shall be paid by the Company Stockholders in proportion to their Pro Rata Percentages (and may be deducted by the Holder Representative from any amounts otherwise payable in cash hereunder). For the avoidance of doubt, neither the Parent nor the Company shall have any responsibility whatsoever for any such amount.

(d)           Disbursements. Any amounts received by the Holder Representative pursuant to this Agreement (other than any amount(s) to which the Holder Representative may be entitled to retain in its his capacity as the Holder Representative) shall be promptly disbursed by the Holder Representative to the Company Stockholders entitled to receive a portion of such amount in accordance with this Agreement, subject to reduction on account of the payment of fees and expenses of the Holder Representative as provided in Section 2.11(c).

(e)           Liability. The Holder Representative shall not be held liable by any of the Holders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Holder Representative pursuant to this Agreement, except in the case of the Holder Representative’s gross negligence, bad faith or willful misconduct. The Holder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Holder for any action taken or omitted to be taken in good faith based on such advice. The Company Stockholders will, severally and not jointly, indemnify (in accordance with their Pro Rata Percentages) the Holder Representative from any Losses arising out of its serving as the Holder Representative hereunder, except for Losses arising out of or caused by the Holder Representative’s gross negligence, bad faith or willful misconduct. The Holder Representative is serving in its his capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Holders hereunder, and the Parent, Merger Sub and the Company agree that they will not look to the assets of the Holder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Holders hereunder except to the extent of the Holder Representative’s gross negligence, bad faith or willful misconduct.

(f)           Acceptance. J Carl Craft hereby accepts his appointment as the Holder Representative.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to the Parent herewith (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this ARTICLE III without reference to the documents referenced therein, the Company represents and warrants to the Parent as follows:

3.1           Organization and Good Standing.

(a)           Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1(a), which constitutes all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. The Company has not conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name, except “Aquarius Biotechnologies LLC”.

(b)           Subsidiary.            The Company owns all of the outstanding membership interests of the Subsidiary. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Subsidiary has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted The Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1(b), which constitutes all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. The Subsidiary has not conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

3.2           Authority.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Related Agreements to be executed by the Company in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. The approval of this Agreement and the Related Agreements and the Transactions, including the Merger, by Company Stockholders holding all of the outstanding shares of the Company Common Stock constitutes all of the votes, consents and approvals required for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. As of the Closing Date, the Company will have delivered to the Parent certified copies of the Company Board Approval and the Requisite Stockholder Approvals and as of such date neither the Company Board Approval nor the Requisite Stockholder Approvals will have been revoked, rescinded or amended.

(b)           This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.3           No Conflict. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s or the Subsidiary’s properties or assets (tangible or intangible), or cause the Company or the Subsidiary to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company or the Subsidiary, (b) any Disclosable Contract, (c) any Permit or (d) any Law applicable to the Company or the Subsidiary or any of their properties or assets (tangible or intangible).

3.4           Consents.

(a)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Body is required by, or with respect to, the Company or the Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company or the Subsidiary is a party or the consummation by the Company or the Subsidiary of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) notices to Company Stockholders required by the DGCL and the Company Certificate of Incorporation.

(b)           Schedule 3.4 sets forth all notices to, and all consents, waivers and approvals of, parties to any Contract to which the Company or Subsidiary is a party or by which any of its properties or assets (tangible or intangible) is bound that are required thereunder in connection with (i) the Transactions and/or (ii) with respect to any Company Intellectual Property, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiary would otherwise be required to pay pursuant to the terms of such Contract had the Transactions not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company or the Subsidiary, as the case may be, under such Contract from and after the Effective Time.

3.5           Subsidiaries. Except for the Subsidiary, the Company does not own, has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.

3.6           Capitalization.

(a)           The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 1,217,279 shares are issued and outstanding as of the Agreement Date. The Company does not have any shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. The Company Common Stock, including all shares subject to the Company’s right of repurchase, is held of record and, to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 3.6(a). All outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party (other than the Investor Agreements), and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. No dividends or other Distributions with respect to any shares of Company Common Stock have ever been made or declared and none have accrued. The Company holds no Company Common Stock in its treasury.

(b)           The Company has never adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity or equity-based compensation to any Person.

(c)           Except for the Convertible Note listed and described in detail (which description shall include the name of the holder of such note, the domicile address of such holder, the date of issuance of such note, the number of shares of Company Common Stock into which the Convertible Note is convertible) on Schedule 3.6(c) (the “Company Convertible Note”), there are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and the Company does not have nor is bound by any (A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security, or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(d)           Except for the Investor Agreements, there are no (i) voting trusts, proxies or other Contracts or understandings with respect to any Company Securities to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of shares of Company Common Stock and any other Company Security and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Merger.

3.7           Corporate Records.

(a)           The Company has delivered to the Parent true, correct and complete copies of the Company’s Organizational Documents and the Subsidiary’s Organizational Documents, each as amended and in full force and effect. Neither the Company nor the Subsidiary has violated its Organizational Documents in any material respect.

(b)           The minute books of the Company previously made available to the Parent contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and Company Board (including committees thereof) of the Company. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

(c)           The Company Common Stock is uncertificated.

3.8           Company Financial Statements and Internal Controls.

(a)           Schedule 3.8 sets forth (i) the unaudited consolidated balance sheets and the related audited consolidated statements of income, retained earnings and cash flows of the Company for the fiscal years ended December 31, 2013 and December 31, 2014 (the “Unaudited Financial Statements”) and (ii) the unaudited balance sheet (the “Company Balance Sheet”) of the Company as of January 27, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, retained earnings and cash flow for the interim period ending on January 27, 2015 (the “Interim Financial Statements”, and together with the Unaudited Financial Statements, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which were not material in amount or significance.

(b)           The Company has in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. To the Company’s Knowledge, there have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Company Financial Statements.

3.9           Liabilities.

(a)           Except liabilities: (i) recorded or reserved against on the Company Balance Sheet or (ii) incurred since the Balance Sheet Date in the Ordinary Course of Business and that will be shown on the Closing Balance Sheet, the Company does not have any debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b)           Schedule 3.9 lists all accounts payable of the Company as of the Balance Sheet Date and the aging thereof. All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company.

(c)           The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. The Company is not insolvent. To the Company’s Knowledge, none of its current Employees, officers or directors has been convicted of, or pleaded guilty or no contest to, any felony during the prior seven (7) years.

3.10           Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.10, since the Balance Sheet Date (i) the Company and the Subsidiary have conducted their business only in the Ordinary Course of Business and (ii) there has not been any event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company and the Subsidiary have not taken any action that would require the consent of the Parent pursuant to Section 5.1 if taken after the date hereof.

3.11           Tax Matters.

(a)           The Company has properly and timely filed all Tax Returns required to be filed (determined without regard to extensions) under applicable Law. The Company has timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). The Company has timely collected, withheld and paid all Taxes required to have been collected, withheld and paid. All Tax Returns filed by the Company were and remain complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, profits, gain, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. There are no Liens for Taxes upon any of the Company’s assets, other than Liens for ad valorem Taxes not yet due and payable. Schedule 3.11 lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim.

(b)           Neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdiction where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. There are no federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company, that have been audited or that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

(c)           The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company are set forth in the Company Financial Statements.

(d)           The Company is not a party to any Contract or plan (including any Company Employee Plan) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code. The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

(e)           The Company is not, nor has ever been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Transactions).

(f)           The Company will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) any installment sale or open transaction disposition made on or prior to the Closing Date; (vi) any prepaid amount received on or prior to the Closing Date; or (vii) an election with Section 108(i) of the Code.

(g)           The Company (A) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(h)           The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(i)           The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the Ordinary Course of Business or as a result of the Transactions.

(j)           The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part of Section 355 or Section 361 of the Code.

(k)           The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Reg. §1.6011-4(b).

(l)           The Company has not received any letter ruling from the Internal Revenue Service (or ay comparable ruling from any other Tax Authority).

(m)           No plan, program, arrangement or Contract constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(n)           The Subsidiary is a disregarded entity for U.S. federal income Tax purposes.

3.12           Real Property.

(a)           The Company and the Subsidiary do not now own, nor have they ever had since the date of its incorporation, any real property or interests in real property.

(b)           Schedule 3.12(b) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiary (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The real property and interests in real property leased by the Company pursuant to the Real Property Leases (individually, a “Company Property” and collectively, the “Company Properties”) constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. The Company has delivered to the Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c)           The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens except as reflected in the Company Balance Sheet and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Company’s Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(d)           The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

3.13           Assets; Absence of Liens and Encumbrances.

(a)           Schedule 3.13 sets forth all material equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other material tangible assets of the Company and of the Subsidiary, and sets forth the original cost and book value of each such asset. The assets and properties of the Company and the Subsidiary immediately after the consummation of the Transactions shall be adequate and sufficient, in all material respects, for the conduct of the business of the Company and the Subsidiary as currently conducted and as currently proposed to be conducted.

(b)           Each of the Company and the Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c)           All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or the Subsidiary (i) are adequate for the conduct of the business of the Company or the Subsidiary as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

3.14           Intellectual Property.

(a)           Schedule 3.14(a) sets forth an accurate and complete list of all Company Intellectual Property, including all Patents, Marks and Copyrights owned or used by the Company or the Subsidiary. Schedule 3.14(a) lists, to the extent applicable, the jurisdictions in which each such item of Company Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)           Except for the Company In-Licenses and the Rutgers License, the Company is the sole and exclusive owner of all right, title and interest in and to Company Intellectual Property. The Company Intellectual Property is free and clear of all Liens or obligations to others (except pursuant to any Company In-License or any Intellectual Property License listed on Schedule 3.14(e)).

(c)           The Company Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Products or Technology in connection with the business as presently conducted and as currently proposed to be conducted, and the Company’s present and currently proposed business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Company Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights used by the Company to conduct its business in the manner in which such business is currently being conducted and as currently proposed to be conducted.

(d)           Except with respect to (A) Intellectual Property Licenses granted to the Company or the Subsidiary with respect to Software that is commercially available for annual fees of no more than $10,000 for each license agreement, and (B) the Intellectual Property Licenses listed in Schedule 3.14(d) ((A) and (B), collectively, the “Company In-Licenses”), the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted or proposed to be conducted.

(e)           Schedule 3.14(e) sets forth a complete and accurate list of all Contracts to which the Company or the Subsidiary is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Company Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered to the Parent true, correct and complete copies of each Contract set forth on Schedule 3.14(e), together with all amendments, modifications or supplements thereto.

(f)           Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company or the Subsidiary, enforceable against them in accordance with its terms. Each of the Company and the Subsidiary is not in default under any Intellectual Property License, nor, to the Company’s Knowledge, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g)           No Trade Secret of the Company or the Subsidiary has been authorized to be disclosed or has been actually disclosed by the Company or the Subsidiary to any Employee or any third party other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Trade Secret consistent with best practices in the industry in which the Company operates. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company (including invention disclosures, not the subject of any patents owned or patent applications filed by the Company) which measures are consistent with best practices in the industry in which the Company operates. Each Employee, consultant and independent contractor of the Company has entered into a written non-disclosure and invention assignment agreement with the Company in a form previously provided to the Parent.

(h)           As of the date hereof, neither the Company nor the Subsidiary is the subject of any pending or, to the Company’s Knowledge, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Subsidiary or challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor the Subsidiary has received notice of any such threatened claim and, to the Company’s Knowledge, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company or the Subsidiary, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property. All of the Company Intellectual Property (and the Company’s or the Subsidiary’s rights in and to Company Intellectual Property) are valid and enforceable.

(i)           To the Company’s Knowledge, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against any Person by the Company.

(j)           There are no Orders to which the Company or the Subsidiary is a party or by which the Company is bound which restrict, in any material respect, the right to use any of the Company Intellectual Property.

(k)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation or the Parent’s right to own or use any of the Company Intellectual Property.

(l)           No Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. To the Company’s Knowledge, no Employee, consultant or independent contractor of the Company or the Subsidiary is, as a result of or in the course of such Employee’s, consultant’s or independent contractor’s engagement by the Company or the Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)           Schedule 3.14(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or the Subsidiary that is material to the operation of the business of the Company or the Subsidiary and (ii) all Software that is used by the Company or the Subsidiary in the business of the Company or the Subsidiary that is not exclusively owned by the Company or the Subsidiary, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee.

3.15           Contracts.

(a)           Schedule 3.15 sets forth each of the following Contracts, identifying specifically each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto, to which the Company or the Subsidiary are a party or by which they or their properties or assets are bound:

(i)           any, employment, severance, consulting, relocation, or similar Contract with any Employee, consultant, contractor or advisor;

(ii)           any equity incentive plan under which any Company Security or any Security Right with respect thereto has been or may be granted or issued, and any Contract or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Merger or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other Transactions;

(iii)           any lease of personal property having a value individually in excess of $10,000;

(iv)           any Contract whereby the Company or the Subsidiary has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(v)            any Contract containing any covenant limiting the freedom of the Company, the Subsidiary or any of their present or future Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person;

(vi)           any Contract relating to capital expenditures and involving future payments in excess of $10,000 in any individual case or $25,000 in the aggregate;

(vii)           any Contract relating to the acquisition or disposition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(viii)          any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other Person;

(ix)           any Contract granting the Company or the Subsidiary the right to market, distribute or resell any technology, products or services of any other Person;

(x)            any Contract pursuant to which the Company or the Subsidiary has advanced or loaned any amount to any current or former stockholder of the Company, any Employee, any consultant or contractor of the Company, other than business expense advances in the Ordinary Course of Business;

(xi)           any Contract with any third Person to deliver products or services;

(xii)          any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company or the Subsidiary that, if accepted by the receiving party, would obligate the Company or the Subsidiary thereunder;

(xiii)          any Contract related to obtaining materials and services related to the distribution of the Company Products;

(xiv)          any Contract with any Person with respect to any services provided to the Company or the Subsidiary which services are necessary for the Company’s continuity of research and development with respect to Company Products;

(xv)           any other Contract that involves outstanding or future payment obligations of $10,000 or more; or

(xvi)          any other Contract that is material to the operations and business of the Company or the Subsidiary.

(b)           Each Contract set forth or required to be set forth on Schedule 3.12, Schedule 3.14, Schedule 3.16 or on a Schedule cross-referenced within any of such Schedules (each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable against the Company or the Subsidiary, and, to the Company’s Knowledge, the other parties thereto, each in accordance with its terms (except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity). The Company and the Subsidiary are in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third Person. The Company and the Subsidiary are in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Disclosable Contracts and the Company has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements. The Company has delivered to the Parent accurate and complete copies of all Disclosable Contracts.

3.16           Employee Benefits Plans.

(a)           Schedule. Schedule 3.16 lists each Company Employee Plan. The Company does not have any stated plan, intention or commitment to establish or enter into any new Company Employee Plan or to modify or terminate any Company Employee Plan.

(b)           Employee Plan Documents. The Company has delivered to the Parent (i) correct and complete copies of each Company Employee Plan or related trust, including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (iv) all determination, opinion, notification and advisory letters and rulings specific to each Company Employee Plan from the IRS; (v) all material written Contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity Contracts and group insurance Contracts, and (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans.

(c)           Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter, or opinion letter on which the Company is entitled to rely, from the IRS with respect to such Company Employee Plan as to its qualified status under the Code and nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification. No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA. There are no actions, suits, claims or proceedings pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company’s Knowledge, is there any reasonable basis therefor. Each Company Employee Plan can be amended, terminated or otherwise discontinued on or after the Effective Time in accordance with its terms, without liability to the Company or the Parent. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan. All annual reports and other filings required by the IRS, DOL or any other similar Governmental Body having jurisdiction over the Company with respect to any Company Employee Plan have been timely made.

(d)           Plan Status; No ERISA Affiliates. The Company does not now, and has not ever, maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA. The Company is not now, and has not ever been, deemed a single employer with any other entity under Section 414 of the Code or Section 4001 of ERISA.

(e)           No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law.

(f)           Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date.

(g)           Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(h)           No Liability. The Company has no liability, including under any Company Employee Plan, arising out of the improper classification or treatment of any service provider as a consultant or independent contractor and not as an employee.

3.17           Employment Matters.

(a)           Schedule 3.17(a) sets forth, (i) with respect to each current Employee, (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the Agreement Date, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential and severance pay accrual and potential; and (D) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; , and (ii) with respect to each Employee, whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b)           Schedule 3.17(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company is party to a consulting or contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee. Any such Contracts have been delivered to the Parent and are set forth on Schedule 3.17(b).

(c)           Each employment, severance, consulting, relocation, visa, work permit or similar Contract entered into by the Company with any Employee, consultant, contractor or advisor is set forth listed on Schedule 3.17(c)(i) and a copy of each such agreement and any amendment thereto has been delivered to the Parent. Except as set forth on Schedule 3.17(c)(ii), the employment of each of the current Employees is terminable by the Company at will and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees.

(d)           The Company has delivered to the Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment customs and practices, internal regulations, collective bargaining or labor agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e)           (i) None of the current Employees has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the Transactions; (ii) the Company has no present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company, or (B) the Company’s business or operations; and (iv) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company.

(f)           The Company is not presently, nor has it been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar Contract and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g)           The Company is not engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Employee. There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h)           The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. Any Persons now or heretofore engaged by the Company as consultants or contract laborers or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. The Company is not liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i)           The Company has been and is in compliance, in all material respects, with all applicable Laws and Contracts respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(j)           There are no demands or claims pending before any Governmental Body (or any state “referral agency”) or, to the Company’s Knowledge, threatened in writing, from any Employee or any other Person arising out of the Company’s status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise.

(k)           The Company, and to the Company’s Knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a current Employee will expire during the six (6) month period beginning on the Agreement Date.

(l)           The Company has not incurred, and does not reasonably expect to incur, any Liability under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “Warn Act”), or any similar state or local Law which remains unsatisfied.

3.18           Litigation. Except as set forth in Schedule 3.18, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary (or to the Company’s Knowledge, pending or threatened, against any of the officers, directors or employees of the Company or the Subsidiary with respect to their business activities on behalf of the Company or the Subsidiary), or to which the Company or the Subsidiary is otherwise a party; nor to the Company’s Knowledge is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 3.18, the Company and the Subsidiary are not subject to any Order, and the Company and Subsidiary are not in breach or violation of any Order. Except as set forth on Schedule 3.18, the Company and the Subsidiary are not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary or to which the Company or the Subsidiary is otherwise a party relating to this Agreement or, any Related Agreement or the transactions contemplated hereby or thereby.

3.19           Compliance with Applicable Laws; Permits.

(a)           The Company and the Subsidiary have complied and is in compliance in all material respects with all Laws applicable to its business, operations or assets, including but not limited to compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended and any applicable similar laws in foreign jurisdictions in which the Company and the Subsidiary are currently, or have previously, conducted their business. Neither the Company nor the Subsidiary has received any notice of or been charged with the violation of any Laws. Neither the Company nor the Subsidiary has received any notice alleging noncompliance, and, to the Company’s Knowledge, neither the Company nor the Subsidiary is under investigation with respect to, or threatened to be charged, with any material violation of any applicable Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)           Since the date of its incorporation, the Company has filed all reports, schedules, forms, statements or any other documents that it has been required to file with the FDA under its applicable regulations. The FDA Package contains true and complete copies of all filings made by the Company with the FDA and any state or third party regulatory authority.

(c)           Neither the Company, the Subsidiary nor any of its Employees has (i) been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 USC §§ 335a, 335b, or 335c as amended by the Generic Drug Enforcement Act of 1992, 42 USC § 1320a-7, 45 CFR Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any material enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing, memorandum, plea agreement, court order or target or no target letter, and none of the foregoing is pending, asserted or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct related to the development or approval or otherwise related to the regulation of any drug product as defined in the Generic Drug Enforcement Act of 1992 or any other applicable Laws.

(d)           The Company and the Subsidiary have taken reasonable measures to ensure that it has conducted and is conducting all pre-clinical and clinical trials in compliance in all material respects with (i) all work orders, protocols and specifications and approvals by institutional review boards and similar authorities (ii) procedures and controls pursuant to standards and controls generally accepted and observed in the pharmaceutical industry and (iii) all Laws, regulations, orders, guidances and policies including those implemented by FDA or any counterpart Governmental Authority in any other jurisdiction including regulations and guidances relating to the manufacture, distribution, clinical trial disclosure and clinical and non-clinical investigations and all other requirements, as applicable.

(e)           The Company, the Subsidiary and their officers, directors and employees have not made any false statements on or material omissions from, any representations, reports or other submissions, whether oral, written or electronically delivered in the FDA Package or otherwise or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, any other Governmental Authority or applicable Law relating the Company, Company Products or any other activities. The Company, the Subsidiary and their officers, directors or employees have not committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery or Illegal Gratuities” set forth in Fed. Reg. 46191(September 10, 1991) or any similar Laws, rules, regulations or policies whether under the jurisdiction of the FDA or any counterpart Governmental Authority in any other applicable jurisdiction, and any amendments or other modifications thereto. The Company, the Subsidiary and any of their officers, directors or employees have not received, nor are aware of any basis for the issuance of, any notice to such effect.

(f)           Schedule 3.19 contains a list of all Permits which are required for the operation of the business of the Company and the Subsidiary as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial. The Company currently has all Permits that are required in order to permit the Company to own or lease properties and assets and to carry on their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Company’s Knowledge, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any Company Permit. None of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

3.20           Environmental Matters.

(a)           Hazardous Material. Neither the Company nor the Subsidiary has: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Body or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or the Subsidiary, or, to the Company’s Knowledge, as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or the Subsidiary has at any time owned, operated, occupied or leased.

(b)           Hazardous Materials Activities. Neither the Company nor the Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or the Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity. The Company and the Subsidiary have complied in all material respects with all Laws regulating the manufacture, labeling, packaging and disposal of Company Products and the use, storage and disposal of Hazardous Materials.

(c)           Permits. The Company and the Subsidiary currently holds all Permits necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d)           Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Permit, Hazardous Material or any Hazardous Materials Activity of the Company or the Subsidiary. To the Company’s Knowledge, there is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company or the Subsidiary any environmental liability.

3.21           Insurance. Neither the Company nor the Subsidiary has any insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company or any of its Affiliates.

3.22           Restrictions on Business Activities. There is no Contract or judgment, injunction, order or decree, to which the Company or the Subsidiary is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any business practice of the Company or any of its present or future Affiliates; (b) any acquisition of property (tangible or intangible) by the Company or any of its present or future Affiliates; (c) the conduct of business by the Company or any of its present or future Affiliates; or (d) the freedom of the Company or any of its present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present or future Affiliates or otherwise. Without limiting the generality of the foregoing, the Company has not (x) entered into any Contract under which the Company or any of its present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any Contract that will bind the Parent or any of its Affiliates with respect to the Parent’s or the Parent’s Affiliates’ (excluding solely for purposes of this clause (z), the Company after the Effective Time solely with respect to the Company being an Affiliate of the Parent) own customers, products or services.

3.23           Related Party Transactions. Except as set forth on Schedule 3.23, no employee, officer, director, stockholder, partner or member of the Company or the Subsidiary, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or the Subsidiary nor does the Company or the Subsidiary owe any amount to, or has the Company or the Subsidiary committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or the Subsidiary (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or the Subsidiary, (iv) has any claim or cause of action against the Company or the Subsidiary or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or the Subsidiary.

3.24           Banks; Power of Attorney. Schedule 3.24 contains a complete and correct list of the names and locations of all banks in which each of the Company and the Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of the Company or the Subsidiary.

3.25           Financial Advisors. Except as set forth on Schedule 3.25, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Company Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.26           Suppliers. Schedule 3.26 sets forth a list identifying each supplier to the Company during the Company’s most recent fiscal year and through the Balance Sheet Date. Since January 1, 2014, no supplier listed on Schedule 3.26 has terminated its relationship with the Company or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with the Company and, to the Company’s Knowledge, no supplier listed on Schedule 3.26 has notified the Company that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the Company.

3.27           Full Disclosure. No representation or warranty of the Company contained in this Agreement or in any of the Related Agreements and no written statement made by or on behalf of the Company to the Parent or any of its Affiliates pursuant to this Agreement or any of the Company Documents or any of the Related Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Company has not disclosed to the Parent in writing which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

4.1           Organization of Parent and Merger Sub. Each of the Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2           Authority. Each of the Parent and Merger Sub has and will have as of the Closing all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which the Parent or Merger Sub is a party and the consummation of the Transactions by the Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which the Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.3           Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Body, is required by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Agreements by the Parent and Merger Sub or the consummation by the Parent and Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (c) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

4.4           No Conflict. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Parent or Merger Sub, (b) any material Contract to which the Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to the Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of the Parent or Merger Sub to consummate the Transactions in a timely manner.

4.5           Capitalization. The number of shares and type of all authorized, issued, and outstanding capital stock of the Parent is as set forth in the SEC Reports as of the respective dates set forth therein.

4.6           SEC Reports. Parent’s reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) have been complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

4.7           Financial Statements. The financial statements included in each SEC Report comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement, at the time of such restatement) and present fairly, in all material respects, the consolidated financial position of Parent as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q).

4.8           Valid Issuance of Parent Shares. When issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, the Parent Shares to be issued as Merger Consideration will be duly and validly authorized and issued, fully paid and non-assessable, free and clear of all liens, and, based in part on the representations of the Company Stockholders in the Stockholder Adoption Agreements and the Letter of Transmittal, will be issued in compliance with all applicable federal and state securities laws.

4.9           No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Parent.

4.10           Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the most recent financial statements filed in the SEC Reports (i) the Parent has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a material adverse effect on (A) the business, assets, liabilities, condition (financial or other), prospects, operations or results of operations of the Parent or (B) the ability of the Parent to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner.

4.11           Tax Matters.    The Parent has properly and timely filed all Tax Returns required to be filed (determined without regard to extensions) under applicable Law. The Parent has timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). The Parent has timely collected, withheld and paid all Taxes required to have been collected, withheld and paid. All Tax Returns filed by the Parent were and remain complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, profits, gain, business, assets, operations, activities, status and other matters of the Parent and any other information required to be shown thereon.

4.12           Contracts.    Each material Contract of the Parent is in full force and effect and is valid, binding and enforceable against the Parent, and, to the Parent’s knowledge, the other parties thereto, each in accordance with its terms (except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity). The Parent is in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any material Contract, nor to the Parent’s knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third Person. The Parent is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all material Contracts and the Parent has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements.

4.13           Litigation. Except as set forth in Schedule 4.13, there is no Legal Proceeding pending or, to the Parent’s knowledge, threatened against the Parent (or to the Parent’s knowledge, pending or threatened, against any of the officers, directors or employees of the Parent with respect to their business activities on behalf of the Parent), or to which the Parent is otherwise a party; nor to the Parent’s knowledge is there any reasonable basis for any such Legal Proceeding. There are no Legal Proceedings pending or, to the Parent’s knowledge, threatened against the Parent or to which the Parent is otherwise a party relating to this Agreement or, any Related Agreement or the transactions contemplated hereby or thereby.

4.14           Compliance with Applicable Laws.    The Parent has complied and is in compliance in all material respects with all Laws applicable to its business, operations or assets, including but not limited to compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended and any applicable similar laws in foreign jurisdictions in which the Parent is currently, or has previously, conducted their business. The Parent has not received any notice of or been charged with the violation of any Laws. The Parent has not received any notice alleging noncompliance, and, to the Parent’s knowledge, the Parent is not under investigation with respect to, or threatened to be charged, with any material violation of any applicable Laws and there are no facts or circumstances which could form the basis for any such violation.

4.15           Full Disclosure. No representation or warranty of the Parent contained in this Agreement or in any of the Related Agreements and no written statement made by or on behalf of the Parent to the Company or any of its Affiliates pursuant to this Agreement or any of the documents, instruments or agreements executed by the Parent or any of the Related Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Parent has not disclosed to the Company in writing which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects, operations or results of operations of the Parent or (ii) the ability of the Parent to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner.

ARTICLE V.
COVENANTS

5.1           Conduct of the Business Pending the Closing. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company and the Subsidiary will (except to the extent that the Parent shall otherwise consent in writing), carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with suppliers, licensors and others having business dealings with it. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company and the Subsidiary shall not, without the prior written consent of the Parent:

(a)           (i) make any payments or enter into any commitment or transaction, (ii) waive or release any right or claim, (iii) fail to pay, or delay in paying, accounts payable when due, or (iv) accelerate the payment of any accounts receivable, in each case outside of the Ordinary Course of Business;

(b)           (i) fail to pay accounts payable when due, or (ii) change or deviate from any cash management practices, in each case outside of the Ordinary Course of Business’

(c)           issue, grant, deliver or sell, or authorize, propose, promise or make any commitment for the issuance, grant, delivery or sale of, or purchase or propose the purchase of, or terminate or amend any term or provision of any Company Security or Security Rights with respect to the foregoing;

(d)           re-price, terminate or amend the terms of any Security Right or the terms of any Contract with respect to Company Securities, including accelerating or waiving the vesting thereof;

(e)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or in any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the Ordinary Course of Business any assets in any amount;

(f)           (i) hire or engage any employee, consultant or contractor, or induce or encourage any Employee, consultant or contractor to resign from the Company or the Subsidiary, or promote any Employee, or transfer any Employee, or change the employment status or titles or terms of employment of any Employee; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or the Subsidiary to any of their Employees, workers, consultants, contractors, or advisors, or (iii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or the Subsidiary of a bonus, commission or other additional salary, compensation or employee benefits to any such Person;

(g)           INTENTIONALLY OMITTED;

(h)           enter into any Contract (i) under which the Company or any of their respective present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or during any period of time, or in any segment of the market, (ii) pursuant to which any Person is granted exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of their respective present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market, or (iii) that will bind the Parent or any of its Affiliates with respect to the Parent’s or the Parent’s Affiliates’ own customers, products or services;

(i)            incur any Indebtedness, draw down or borrow any amounts under any existing Contracts with respect to Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities of the Company or the Subsidiary or purchase or guarantee any debt securities of others, except for advances to Employees for travel and business expenses in the Ordinary Course of Business;

(j)           make any voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness, any Acquisition Expense or any Lien;

(k)           make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or the Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or the Subsidiary existing on the Closing Date;

(l)           make any Distribution, other than any cash on hand to the extend not needed to make Net Indebtedness zero dollars;

(m)          amend, extend, vary or terminate any Real Property Lease, permit any Real Property Lease to expire, or enter into any new lease, sublease, license or other Contract pursuant to which the Company derives any rights to use or occupy any real property, or settle any rent review;

(n)           pass any resolution, except as expressly required under the terms of this Agreement;

(o)           make any capital expenditure of capital commitment by the Company or the Subsidiary outside the Ordinary Course of Business;

(p)           make any amendments or changes to the Organizational Documents of the Company or the Subsidiary;

(q)           cause, permit or suffer the destruction of, damage to or loss of any material assets of the Company or the Subsidiary (whether or not covered by insurance);

(r)           (i) transfer, sell or abandon any of the Intellectual Property or enter into any license agreement, distribution agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Intellectual Property with any Person; (ii) purchase or acquire any intellectual property or enter into any license agreement, distribution agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the intellectual property of any Person (Other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee), or (iii) enter into, or amend, any Contract with respect to the development of any Intellectual Property with a third Person;

(s)           incur any liability to any Holder, other than obligations to current Employees or consultants under their existing employment terms or consultancy agreements, in each case incurred in the Ordinary Course of Business;

(t)           cause any event, occurrence, change, effect or change that, individually or in the aggregate, has had or reasonably would be expected to have a Materially Adverse Effect; or

(u)           take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (t) above, or any other action or omission that would prevent the Company from performing or cause the Company not to perform its obligations hereunder, or that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date.

5.2           Access to Information; Confidentiality.

(a)           The Company shall afford and shall cause the Subsidiary to afford the Parent and its accountants, counsel, financial advisors and other representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiary’s properties and facilities, books, financial information (including working papers and data in the possession of the Company’s independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as the Parent shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Company shall generally keep the Parent informed as to all material matters involving the operations and businesses of the Company. The Company shall authorize and direct the appropriate directors, managers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of the Parent.

(b)           All nonpublic information provided to, or obtained by, the Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement, dated as of November 13, 2013 between the Parent and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing. No information provided to or obtained by the Parent pursuant to Section 5.2(a) shall limit or otherwise affect the remedies available hereunder to the Parent (including the Parent’s right to seek indemnification pursuant to ARTICLE VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.3           Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to the Parent, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third Person representatives of the Parent or the Company or any of their respective Affiliates) (other than disclosures to Company Stockholders in connection with the approval of this Agreement and other than any filing by the Parent with the SEC or other Governmental Body of any report required by the SEC, including a current report on Form 8-K), whether before or after the Closing, unless approved by the Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided further that in no event shall any party or Representative make any such disclosure prior to the Parent issuing a press release publicly announcing this Agreement; and further provided that this restriction shall not apply to the Parent from and after the Closing. Notwithstanding the immediately preceding sentence, in the event that either the Parent or the Company (or any Affiliate thereof) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

5.4           Consents. At the Company’s expense, the Company and the Subsidiary shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents, waivers, and approvals required to be obtained by it in connection with the Merger and the other Transactions, including all consents, waivers, and approvals under any of the Contracts to which the Company is a party or by which they or their properties or assets (tangible or intangible) are bound in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger, including the consents set forth on Schedule 3.4.

5.5           Conditions to the Transactions; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Body, or other third Person, required to be obtained or made by such party or its Affiliates in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement or any Related Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Transactions.

5.6           Notification of Certain Matters. The Company shall give prompt written notice to the Parent of: (a) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article VI required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the Parent, Merger Sub or any Parent Indemnified Party.

5.7           No Solicitation.

(a)           Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 8.1, neither the Company nor any of its managers, members, officers, directors, employees, stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than the Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or the Subsidiary, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company or in the Subsidiary, whether by issuance by the Company or the Subsidiary or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Company Stockholder or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company or the Subsidiary or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b)           Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 9.1, if the Company or any Representative receives an inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, each of the Company and such party shall (i) promptly notify the Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 5.8; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to the Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep the Parent informed of the status thereof.

(c)           The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.8 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that the Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which the Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

5.8           Termination or Amendment of Certain Agreements; Notifications. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Investor Agreements and all other investor rights granted by the Company to its Holders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and (ii) deliver all required notifications of the Merger and the other Transactions to the holders of Company Securities and Security Rights with respect thereto. Each of the Holders that is a party to an Investor Agreement hereby irrevocably terminates such Investor Agreement and hereby waives any rights or claims it may have against the Company or any Person thereunder or with respect thereto, in each case effective immediately prior to, but conditioned upon, the Closing.

5.9           INTENTIONALLY OMITTED,

5.10           Tax Matters.

(a)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Holders when due, and the Holders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Parent will join in the execution of any such Tax Returns and other documentation. At the Parent’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 5.10(a). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

(b)           Tax Returns. The Company will promptly provide or make available to the Parent copies of all Tax Returns that are to be filed by the Company after the Agreement Date and prior to the Closing Date. The Company shall permit the Parent to review and comment on each such Tax Return prior to filing it, providing the Parent with a reasonable time for such review and comment, and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by the Parent. With respect to any Tax Returns not filed on or before the Closing Date relating to the Company, for any Pre-Closing Tax Period or a Straddle Period, the Parent shall prepare and file such Tax Returns on behalf of the Company, and the Parent shall deliver a copy of each such Tax Return to the Holder Representative at least thirty (30) days prior to the filing of each such Tax Return, and the Holder Representative shall have the right to review and comment on such Tax Return for a period of twenty (20) days after receipt thereof, and the Parent shall reasonably and in good faith consider such revisions to such Tax Returns as are reasonably requested by the Holder Representative.

(c)           Cooperation on Tax Matters. The Company (and after the Closing, the Holder Representative) shall cooperate fully, as and to the extent reasonably requested by the Parent, in connection with the preparation and filing of any Tax Return, any enquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the Parent’s request, the provision of records and information that are reasonably relevant to any such enquiry, investigation, claim assessment, audit, litigation or other proceeding and access to Employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Company (and after the Closing, the Holder Representative) (to the extent applicable) agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Parent and the Holder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(d)           Tax Certificates. The Parent and the Company (and after the Closing, the Holder Representative) agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).

(e)           Tax Contests. Notwithstanding any of the foregoing, following the Closing, the Parent will have the sole right (but not the obligation) to conduct any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company, subject to the procedures set forth in Section 8.5.

(f)           Tax Carryforwards. The Company agrees to cooperate with the Parent and provide any factual information requested by the Parent that is reasonably necessary for the Parent to determine the limitations, if any, on the Company’s tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company.

5.11           Company Convertible Note.

(a)           Conversion of Company Convertible Note. At the Effective Time, each Company Convertible Note outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted into the right to receive without interest, upon delivery by the holder of such Company Convertible Note to the Parent of a cancellation agreement reasonably acceptable to the Parent (“Convertible Note Cancellation Agreement”), a portion of the Merger Consideration as set forth in Section 2.6(c).

(b)           Company Action. On or promptly after the Agreement Date, the Company shall adopt such resolutions and take such actions as are necessary and sufficient to cause: each holder of a Company Convertible Note to execute and deliver a Convertible Note Cancellation Agreement.

5.12           INTENTIONALLY OMITTED;

5.13           Resignation of Officers, Directors and SAB Members. The Company shall obtain the resignations of all members of the Company Board and all officers of the Company as of the Effective Time.

5.14           Company Stockholder Approval.

(a)           Immediately after the execution of this Agreement, the Company shall submit this Agreement and the Transactions (including the Merger) to all of the Company Stockholders for approval and adoption as provided by the DGCL and the Company’s Organizational Documents. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Company Stockholders of: (i) the indemnification obligations of the Holders set forth in Article VIII (including, without limitation, any rights of offset of the Parent under Section 7.4(c)) hereof and (ii) the appointment of J Carl Craft as the Holder Representative, with the rights and responsibilities set forth in this Agreement.

(b)           Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Transactions and this Agreement (the “Soliciting Materials”) shall have been, and shall be, subject to review and reasonable approval by the Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements, and the recommendation of the Company Board to adopt and approve this Agreement and the other Transactions, and approve the Merger, and a statement that the Company Board has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Company Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to the Parent, the form and content of which shall not have been approved by the Parent prior to such inclusion.

5.15           Rutgers License Amendment. In order to facilitate the satisfaction of the condition set forth in Section 6.2(j) hereto, the Company shall use commercially reasonable efforts to include the Parent in all discussions with Rutgers related to the Rutgers License Amendment and shall keep the Parent fully informed at all times regarding the negotiations with Rutgers regarding the Rutgers License Amendment.

5.16           Post-Closing. The Holder Representative shall promptly after Closing deliver a letter to the members of its Scientific Advisory Board, such letter to be approved by the Parent prior to distribution, notifying the former members of the Scientific Advisory Board that the Scientific Advisory Board was terminated in connection to the Merger. The Holder Representative shall use commercially reasonable efforts to obtain the consents disclosed on Schedule 3.4, if the Parent asks the Holder Representative to do so after Closing, provided that there will be no liability pursuant to this Merger Agreement for the failure on the part of the Holder Representative to obtain such consents.

ARTICLE VI.
CONDITIONS TO THE MERGER

6.1           Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. The representations and warranties of the Parent that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Parent that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Parent made only as of a specified date, which shall be true and correct in all respects as of such date).

(b)           Agreements and Covenants. The Parent and Merger Sub shall each have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, claim, proceeding or other application before any Governmental Body seeking any such order, restraint or prohibition.

(d)           Board Approval. The Board of Directors of the Parent (the “Parent Board”) shall have approved the Transaction.

(e)           No Material Adverse Effect. No event, occurrence, fact or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects, operations or results of operations of the Parent or (ii) the ability of the Parent to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner shall have occurred.

(f)           Legal Action. There shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Body brought by any Person or Governmental Body: (i) against the Parent seeking material damages or other material relief; (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions, or seeking to obtain any material damages from the Parent or Merger Sub as a result of the Merger or such other Transactions; or (iii) seeking to prohibit or impose any limitations on the Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel the Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the Transactions which if successful would have an adverse effect on the Parent’s ability to receive the anticipated benefits of the Merger and the other Transactions.

6.2           Conditions to the Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

(a)           Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Company Material Adverse Effect shall be in effect or shall have occurred.

(d)           Board Approval; Stockholder Approval. Each of the Company Board Approval and the Requisite Stockholder Approval shall have been obtained and delivered and shall be in full force and effect.

(e)           Legal Action. There shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Body brought by any Person or Governmental Body: (i) against the Company seeking material damages or other material relief; (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions, or seeking to obtain any material damages from the Parent, Merger Sub or the Company as a result of the Merger or such other Transactions; or (iii) seeking to prohibit or impose any limitations on the Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel the Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the Transactions which if successful would have an adverse effect on the Parent’s ability to receive the anticipated benefits of the Merger and the other Transactions.

(f)           Release of Liens. All Liens on the Company’s assets or properties shall have been released in form and substance reasonably satisfactory to the Parent.

(g)           Company Convertible Note. Each holder of a Company Convertible Note shall have executed and delivered to the Parent a Convertible Note Cancellation Agreement.

(h)           Closing Certificate. The Company shall have delivered to the Parent a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 6.2(a)-(h) has been satisfied in all respects.

(i)           Secretary’s Certificate. The Company shall have delivered to the Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Board Approval and the Requisite Stockholder Approvals, (ii) the Organizational Documents of the Company, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party, and (iv) any and all Company Board, committee and shareholder resolutions, consents or other actions taken by the Company Board, any committee of the Board or the Company Stockholders between the Agreement Date and the Closing Date.

(j)           Rutgers License Amendment. The Company shall have delivered to the Parent the Rutgers License Amendment, the terms of which shall be acceptable to the Parent, in the Parent’s sole discretion.

(k)           Audited Financial Statements. The Company shall have delivered to the Parent the audited consolidated balance sheets and the related audited consolidated statements of income, retained earnings and cash flow of the Company for the fiscal years ended December 31, 2013 and December 31, 2014 together with an unqualified audit opinion from an audit firm acceptable to the Parent in its sole discretion.

(l)           Employment Letter. The Employment Letter shall have been executed and delivered by the Key Employee and true and complete copies thereof shall have been delivered to the Parent.

(m)           Third-Party Consents. The Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals, waivers, amendments and terminations set forth on Schedule 3.4, in each case in form and substance reasonably satisfactory to the Parent.

(n)           Terminations; Notices. The Parent shall have been furnished with evidence reasonably satisfactory to it that (i) each of the Investor Agreements and all other investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time and (ii) all required notifications of the Merger and the other Transactions to the holders of Company Securities and any Security Rights with respect thereto have been properly and timely delivered.

(o)           Tax Certificate. The Company shall have delivered to the Parent a certificate in form and substance reasonably satisfactory to the Parent, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

(p)           Resignations. The Company shall have received, and provided the Parent with copies of, resignation letters executed and delivered by the members of the Company Board and the officers of the Company effective as of the Effective Time.

(q)           Stockholder Adoption Agreements. The Parent shall have received duly executed Stockholder Adoption Agreements, together with all attachments thereto, from all Company Stockholders.

(r)           Letters of Transmittal. The Parent shall have received Letters of Transmittal, together with all attachments thereto, from all Company Stockholders.

ARTICLE VII.
INDEMNIFICATION

7.1           Survival of Representations, Warranties and Covenants; Limitations.

(a)           Company Representations. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Parent or Merger Sub, and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is twelve (12) months after the Closing Date, except that the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.5, 3.6, 3.11, 3.14, 3.16, 3.17, 3.19 and 3.20 and in any certificate, document or other instrument delivered by or on behalf of the Company with respect to such representations and warranties (collectively, the “Fundamental Representations”) shall survive indefinitely.

(b)           Parent and Merger Sub Representations. The representations and warranties of the Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Parent or Merger Sub pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is twelve (12) months after the Closing Date.

(c)           Covenants. The respective covenants, agreements and obligations of the Company, the Parent, the Holder Representative and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(d)           Effect of Survival Periods. The survival periods set forth in this Section 7.1 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 7.1.

7.2           Indemnification by the Holders. As an integral term of the Merger, the Holders shall severally (based on such Holder’s respective Pro Rata Share), but not jointly, indemnify, defend, reimburse, compensate and hold harmless the Parent, Merger Sub, the Surviving Corporation and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Parent Indemnified Parties”) from and against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third Person), deficiencies, Taxes, reduction in net operating losses, diminution in value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Parent Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the failure (or, in the case of a Third-Party Claim, alleged failure) of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the Agreement Date or as of the Closing (disregarding for purposes of this Section 7.2(a) any “material”, “in all material respects”, “Company Material Adverse Effect”, “Company’s Knowledge”, “knowledge” or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses);

(b)           any failure by the Company or the Holder Representative to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;

(c)           the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by the Parent) or any error or omission in the computation of the Closing Consideration;

(d)           any claims by (i) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company, including Company Securities or Security Rights with respect thereto, relating to or arising out of (A) the Transactions, this Agreement or any Related Agreement, including the allocation of the Merger Consideration, or (B) such Person’s status or alleged status as an equity holder or ownership of equity or ownership interests in the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (iii) any Person with respect to any Security Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or Contract providing for equity or ownership interest compensation to any Person in respect of the Company;

(e)           any claims for indemnification or expense reimbursement by any Person who is or was an officer, director, employee, or agent of the Company or by any Person who was a member of the Scientific Advisory Board of the Company based upon events occurring before or at the Closing;

(f)           defending any Third-Party Claim alleging the occurrence of facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Parent Indemnified Party to indemnification pursuant to any of the other provisions of this Section 7.2;

(g)           (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that include (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period);

(h)           any of the items set forth on Schedule 3.18 or that should have been set forth on Schedule 3.18; or

(i)           any obligation of the Company to indemnify and hold harmless Susan Bonitz pursuant to Section 9 of the CPD Acquisition Agreement.

7.3           Indemnification by the Parent. As an integral term of the Merger, the Parent shall indemnify, defend, reimburse, compensate and hold harmless the Holder and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Holder Indemnified Parties”) against any and all Losses incurred or suffered by any such Holder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the failure of any representation or warranty of the Parent or Merger Sub set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing (disregarding for purposes of this Section 7.3(a) any “material”, “in all material respects”, “Company Material Adverse Effect”, “Company’s Knowledge”, “knowledge” or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses); or

(b)           any failure by the Parent or Merger Sub to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement.

7.4           Limitations.

(a)           Threshold. Except in the case of fraud, willful misconduct or intentional misrepresentation and indemnification claims for breaches of or inaccuracies in the Fundamental Representations:

(i)           the Parent Indemnified Parties may not collectively recover any Losses pursuant to an indemnification claim under Section 7.2(a) hereof unless and until the Parent Indemnified Parties, in the aggregate, have paid, incurred, suffered or sustained at least $25,000 in Losses in the aggregate, in which case the Parent Indemnified Parties shall be entitled to recover all Losses paid, incurred, suffered or sustained by such Indemnified Parties, subject to the other provisions of this Article VII; and

(ii)           the Holder Indemnified Parties may not collectively recover any Losses pursuant to an indemnification claim under Section 7.2(b) hereof unless and until the Holder Indemnified Parties, in the aggregate, have paid, incurred, suffered or sustained at least $25,000 in Losses in the aggregate, in which case the Holder Indemnified Parties shall be entitled to recover all Losses paid, incurred, suffered or sustained by such Holder Indemnified Parties, subject to the other provisions of this Article VII.

(b)           Caps; Excess Loss.

(i)           Applicable to the Parent Indemnified Parties.

(1)           The Holders shall be entitled to satisfy all indemnification claims under this Article VII (other than claims based on fraud, willful misconduct or intentional misrepresentation) through the return of Parent Shares to the Parent, with each Parent Share valued at $1 for such purposes.

(2)           The Parent Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2 hereof shall be to withhold payment of the Milestone Shares in an amount equal to the Loss. Except in the case of fraud, willful misconduct or intentional misrepresentation and indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the sole recourse of the Parent Indemnified Parties for indemnification of Losses under Section 7.2(a) shall be to withhold the Milestone Shares as provided in this clause (2).

(3)           If the Parent Indemnified Parties are entitled to indemnification under Section 7.2(a) for amounts in excess of the Milestone Shares, the Parent Indemnified Parties shall be entitled to recover the excess portion of such Losses directly from the Holders (the portion of any Loss for which indemnification is not satisfied by withholding payments from the Milestone Shares is referred to as an “Excess Loss”). Each Holder shall be liable for no more than its, his or her Pro Rata Share of the Excess Losses in respect of such indemnification claim; provided, however, that the foregoing shall not limit the liability of a Holder who has committed fraud, willful misconduct or intentional misrepresentation, or has actual knowledge of fraud, willful misconduct or intentional misrepresentation, with respect to such fraud, willful misconduct or intentional misrepresentation.

(4)           Except in the case of fraud, willful misconduct or intentional misrepresentation, the liability of the Holders for indemnification claims under Article VII shall be limited, in the aggregate, to the aggregate amount of Closing Consideration and Milestone Consideration issuable hereunder.

(ii)           Applicable to the Holder Indemnified Parties.

(1)           The Parent shall be entitled to satisfy all indemnification claims under this Article VII (other than claims based on fraud, willful misconduct or intentional misrepresentation) through the issuance of Parent Shares to the Holder Indemnified Parties, with each Parent Share valued at $1 for such purposes.

(2)           Except in the case of fraud, willful misconduct or intentional misrepresentation, and indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the maximum amount that the Holder Indemnified Parties may recover for indemnification claims under Section 7.2(b) hereof shall be limited to Three Million Dollars ($3,000,000).

(3)           Except in the case of fraud, willful misconduct or intentional misrepresentation, the liability of the Parent for indemnification claims under Article VII hereof shall be limited, in the aggregate, an amount equal to Eight Million Dollars ($8,000,000.00).

(c)           Set-Off. The Parent and the Holders hereby expressly acknowledge and agree that the Parent shall have the right, at its election, to fully and completely offset against any Milestone Payment that may be or become due, (i) any and all Losses owed to any Parent Indemnified Party pursuant to this Article VII and (ii) any and all amounts otherwise owed to the Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement or any other document or instrument executed in connection with the Transactions.

(d)           Insurance; Mitigation. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss (net of any costs to recover such insurance payments and any increased premiums resulting therefrom). The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Legal Requirements. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Indemnified Party shall have any obligation to seek recovery from any third party or pursue recovery under any insurance policy with respect to any Loss.

(e)           Fraud. Nothing in this Agreement shall limit the liability of a Holder in connection with a claim based on fraud, willful misconduct or intentional misrepresentation committed by, or with the knowledge of, such Holder.

7.5           Procedures.

(a)           General. If an Indemnified Party desires to bring a claim for indemnification hereunder, such Indemnified Party (or a duly appointed representative of such Indemnified party on such Indemnified Party’s behalf) shall first deliver to the Indemnifying Party a certificate (a “Claim Certificate”) that:

(i)           states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii)           specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)           Objection. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice specifying in reasonable detail the basis for such objection and the amount in dispute to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)           Indemnified Party Defense; Settlement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any claim brought by any third party (a “Third-Party Claim”); provided, however, that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required. If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d)           Holder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third-Party Claim, the Indemnifying Party shall defend such claim at the Indemnifying Party’s sole cost and expense with counsel selected by the Indemnifying Party, such counsel to be reasonably acceptable to the Indemnified Party; provided that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim. In such event, the Indemnifying Party shall have no right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing by 11:59 PM Eastern time on the thirtieth (30th) day following the receipt by the Indemnifying Party of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.5(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

7.6           Merger Consideration Adjustment. The Company, the Parent, the Surviving Corporation, the Holder Representative and the Holders agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

7.7           No Subrogation. Following the Closing, no Holder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Holder under Section 7.2 if the Merger and the Transactions are consummated.

7.8           No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by the Parent or Merger Sub or any agent of the Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by the Parent or Merger Sub or any agent of the Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Parent Indemnified Party shall be required to show that it relied on any (and each Parent Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article VII. The waiver by the Parent or Merger Sub of any of the conditions set forth in Article VI will not affect or limit the provisions of this Article VII.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders, as follows and in no other manner:

(a)           by written agreement of the Company, the Parent and Merger Sub;

(b)           by the Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours after the execution and delivery of this Agreement by the Parent and the Company;

(c)           by either the Parent or the Company if: (i) the Closing Date has not occurred by March 1, 2015, (the “Termination Date”); provided that the right to terminate this Agreement under this clause 8.1(c)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Body in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d)           by the Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit the Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel the Parent or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of the Parent or the Company;

(e)           by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Termination Date or the date that is fifteen (15) days following the Company’s receipt of written notice from the Parent of such breach, it being understood that the Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such period so that the conditions would then be satisfied;

(f)           by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.1(a) or Section 6.1(b), as the case may be, would not then be satisfied; provided that if such breach is curable by the Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to the earlier of the Termination Date or the date that is fifteen (15) days following the Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Parent or Merger Sub is cured within such period so that the conditions would then be satisfied; or

(g)           by the Parent if there is a Company Material Adverse Effect.

8.2           Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Sections 5.2(b) and 5.3, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement on the terms set forth therein.

8.3           Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Parent and the Company; provided, however, that no amendment, supplement or change to this Agreement that adversely affects the rights and obligations of the Holder Representative shall be binding on the Holder Representative unless executed by the Holder Representative. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Parent and the Holder Representative.

8.4           Extension; Waiver. At any time prior to the Effective Time, the Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, the Parent, on the one hand, and the Holder Representative, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX.
GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Parent or Merger Sub, to:

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

Attention: Jerry Jabbour

Email: jjabbour@matinasbiopharma.com

Facsimile No.: [●]

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attention: Ethan Skerry

Email: eskerry@lowenstein.com

Facsimile No.: (973) 597-2451

(b)           if to the Company (prior to the Closing), to:

Aquarius Biotechnologies Inc.

2037 W. Carrol Ave.

Chicago, IL 60048

Attention: J Carl Craft

Email: Carl@aquariusbio.com

Facsimile No.: (312) 243-3701

with a copy (which shall not constitute notice) to:

McCusker Anselmi Rosen & Carvelli PC

210 Park Avenue, Suite 301

Florham Park, New Jersey 07932

Attention: William P. Munday

Email: wmunday@marc-law.com

Facsimile No.: (973) 805-2974

(c)           if to the Holder Representative, to:

J Carl Craft

2037 W. Carrol Ave.

Chicago, IL 60048

Email: Carl@aquariusbio.com

Facsimile No.: (312) 243-3701

with a copy (which shall not constitute notice) to:

McCusker Anselmi Rosen & Carvelli PC

210 Park Avenue, Suite 301

Florham Park, New Jersey 07932

Attention: William P. Munday

Email: wmunday@marc-law.com

Facsimile No.: (973) 805-2974

9.2           Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.3           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.5           Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third Persons shall be the obligation of the party incurring such fees and expenses.

9.6           Successors and Assigns; Parties in Interest.

(a)           This Agreement shall be binding upon each Holder and each of such Holder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and the Parent and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto, the Indemnified D&Os and the Parent Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b)           No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Parent and the Holder Representative, except that the Parent may assign its rights and delegate its obligations hereunder to any Affiliate of the Parent without the Holder Representative’s or any other party’s consent.

(c)           Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Parent Indemnified Parties and the Indemnified D&Os and each Parent Indemnified Party and each Indemnified D&O shall be deemed an intended third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Parent Indemnified Parties and the Indemnified D&Os. Except as set forth in this Section 10.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

9.7           Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.8           Governing Law; Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b)           Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the State of New Jersey. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of New Jersey, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           The Holders and Holder Representative agree that, if any claim, action, suit or proceeding is commenced against any Parent Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Parent Indemnified Party may proceed against the Holders and Holder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

9.9           Certain Waivers.

(a)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS.

(b)           EACH OF THE HOLDER REPRESENTATIVE, THE COMPANY, PARENT AND MERGER SUB (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10           Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.11           Counterparts; Facsimile Delivery. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.12           Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parent, Merger Sub, the Company and the Holder Representative have caused this Agreement to be executed as of the date first written above.

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerry Jabbour
Name: Jerry Jabbour
Title: Chief Business Officer

SAFFRON MERGER SUB, INC.

By:	/s/ Jerry Jabbour
Name: Jerry Jabbour
Title: President & CEO

AQUARIUS BIOTECHNOLOGIES INC.

By:	/s/ J Carl Craft
Name: J Carl Craft
Title: CEO

HOLDER REPRESENTATIVE

By:	/s/ J Carl Craft

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule 2.7(a)(iii)

Milestone Payments

Milestone Number	Milestone Event	Milestone Consideration
Milestone 1	Dosing of the first patient in a Phase III trial sponsored by the Company of a product utilizing the Company Technology	1.5 million Parent Shares
Milestone 2	FDA approval of the first NDA submitted by the Company for a product utilizing the Company Technology	1.5 million Parent Shares

1.1           Certain Definitions. For purposes of this Schedule 2.7(a)(iii) and as used in the Agreement to which this Schedule 2.7(a)(iii) is attached and forms a part, the following terms shall have the meanings set forth below. All other capitalized terms used in this Schedule 2.7(a)(iii) shall have the meanings ascribed to such terms in the Agreement to which this Schedule 2.7(a)(iii) is attached.

(a)           “Company Technology” means the Company’s proprietary drug cochleate technology.

(b)            “Phase III Trial” has the meaning specified in 21 C.F.R. § 312.21(c).

1.2           Each Milestone Payment set forth in the above table shall become payable to each Holder in the amount of each Holders’ Pro Rata Share specified in the Allocation Certificate forty-five (45) Business Days after the occurrence of the “Milestone Event” (as described in the above table) that is associated with such Milestone Payment.

1.3           For the avoidance of doubt, each of the Milestone Payments described on this Schedule 2.7(a)(iii) shall be payable one time only, regardless of the number of times which the Milestone Event with which the Milestone Payment is associated occurs.

Exhibit A

Form of Stockholder Adoption Agreement

STOCKHOLDER ADOPTION AGREEMENT

THIS STOCKHOLDER ADOPTION AGREEMENT (this “Agreement”) is made as of January ___, 2015 by and between Matinas Biopharma Holdings, Inc., a Delaware corporation (“Parent”) and the undersigned, the holder (“Holder”) of an interest in the Company (the “Company Interest”) as set forth on the signature page hereto. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below), which is attached hereto as Exhibit C.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, Saffron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Aquarius Biotechnologies Inc., a Delaware corporation (the “Company”), and J Carl Craft, as Holder Representative thereunder, Merger Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger all of the capital stock and other equity securities of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub (collectively, the “Parent Parties”) to enter into the Merger Agreement, the Parent Parties have required that each of the Holders enter into this Agreement;

WHEREAS, in order to induce the Parent Parties to consummate the Merger and the other transactions contemplated by the Merger Agreement, the undersigned Holder is willing to enter into this Agreement;

Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Representations as to Enforceability of this Agreement and Related Matters. Holder hereby represents and warrants to the Parent Parties as follows:

(a)           Such Holder’s address set forth on the signature page hereto is accurate and complete.

(b)           Holder has duly completed and validly executed the applicable Investor Questionnaire attached hereto as Exhibit A (Holder to check applicable box):

(i)           ☐ such Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act (which definition is included in the Investor Questionnaire attached hereto as Exhibit A).

(ii)           ☐ such Holder is not an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(c)           If the Holder does not qualify as an “accredited investor” under Regulation D of the Securities Act of 1933, the Holder must properly complete the Purchaser Representative Agreement in the form attached hereto as Exhibit B (the “Purchaser Representative Agreement”). Additionally, the undersigned hereby acknowledges electronic receipt of the SEC Reports enclosed herewith containing filings made by Parent, prior to the date hereof, with the Securities and Exchange Commission during fiscal year 2014 pursuant to the Securities Exchange Act of 1934, in addition to certain other information regarding Parent.

(d)           Holder has validly executed the applicable Stockholder Consent attached hereto as Exhibit D (the “Stockholder Consent”).

(e)           Such Holder has been furnished with, and has had access to, such information as he, she or it considers necessary or appropriate for deciding whether to approve the Merger and acquire Parent Shares pursuant to the Merger Agreement, including the Merger Agreement and SEC Reports. Holder has had an opportunity to ask questions and receive answers from Parent regarding its business and the Parent Shares. Such Holder acknowledges and agrees that neither Parent nor any Person on its behalf makes any representation or warranty concerning the value of the Parent Shares to be issued pursuant to this Agreement or any other matter related to Parent (except for the representations and warranties of Parent in the Merger Agreement). Holder further acknowledges and agrees that the number of Parent Shares to be issued in connection with the Merger was determined on the basis of arms-length negotiations between Parent and the Company and was not based on any third-party appraisal of the fair market value of either the Company or the Parent Shares.

(f)           Holder is aware that an investment in Parent Shares is speculative and is subject to the risk of complete loss, and that Parent Shares have limited liquidity and are subject to substantial limitations on Transfer (as defined below). Holder is able, without impairing his, her or its financial condition, to hold the Parent Shares for an indefinite period and to suffer a complete loss of his, her or its investment in the shares. Holder has sought such accounting, legal and tax advice as it, he or she has considered necessary with respect to its, his or her acquisition of the Parent Shares.

(g)           Holder acknowledges that there are numerous risks associated with acquiring the Parent Shares and that, in acquiring such Parent Shares, Holder will be assuming all of these risks. Holder acknowledges that these risks include, but are not limited to the risk factors in the SEC Reports as well as the following:

(i)           Holder’s Parent Shares represent a minority stake in Parent and, accordingly, the Holder will not have any ability to influence or control the management of Parent;

(ii)           Parent is under no obligation to register the Parent Shares issued to it hereunder under the applicable securities laws and regulations;

(iii)           the Parent Shares may not be transferred, sold, encumbered or otherwise disposed of (each a “Transfer”) unless permitted by applicable securities laws and regulations;

(iv)           the Parent Shares are subject to the transfer restrictions set forth in Section 2.7(a)(vii) of the Merger Agreement; and

(v)           Parent may not be successful in integrating the operations of the Company following the Closing and may require additional investment in order to make the Company viable, which may dilute the interest in Parent represented by the Parent Shares.

(vi)           Currently, shares of the Parent’s common stock are available for quotation on the OTCQB under the symbol “MTNB”. However, prior to July 21, 2014, there was no trading activity in our common stock and limited trading has occurred to date. It is anticipated that there will continue to be a limited trading market for shares of the Parent’s common stock on the OTCQB and that the market for the Parent’s common stock may be highly volatile or may decline regardless of our operating performance. An active public market for our common stock may not develop or be sustained in the future. As a result of the limited public market for the Parent Shares, (A) the Holder may not be able to liquidate his, her or its investment in the event of an unexpected need for cash; (B) Transferability of the Parent Shares may be limited; and (C) in the event of a disposition of a Holder’s Parent Shares, the Holder could sustain a loss, including a complete loss of the Holder’s investment.

(vii)           The Company’s current cash and cash equivalents will be sufficient to fund operations through March 31, 2015. The Company will need to seek additional equity or debt financing to provide the capital required to support development and commercialization efforts for certain products. Any further equity financing could result in dilution to existing stockholders and/or require such stockholders to waive certain rights and preferences. If the Company is unable to obtain satisfactory financing, or any financing at all at that time, they may be required to scale back or eliminate certain business opportunities.

(h)           Holder is acquiring the Parent Shares for investment for its, his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of Transferring any of such securities in violation of any applicable securities laws and regulations and has no contract, undertaking, agreement or arrangement with any person regarding the Transfer of such securities in violation of any applicable securities laws and regulations.

(i)           Holder, if it is an entity, has all requisite power and authority or, if such Holder is an individual, has the legal capacity, to enter into this Agreement and any Related Agreements to which it, he or she, as the case may be, is a party and to perform its, his or her covenants and obligations under this Agreement and such Related Agreements.  If such Holder is an entity, the execution and delivery of this Agreement and any Related Agreements to which such Holder is a party and the performance by such Holder of its, his or her covenants and obligations under this Agreement and any such Related Agreements have been duly authorized by all necessary action on the part of such Holder and no further action is required on the part of such Holder to authorize this Agreement and any Related Agreements to which such Holder is a party or the performance by such Holder of its covenants and obligations hereunder or thereunder.  Each of this Agreement and the Related Agreements to which such Holder is a party has been duly executed and delivered by such Holder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Holder, enforceable against such Holder in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(j)           Holder has no right, title or interest in or to any interest in the Company other than the Company Interest. The only consideration to which Holder is entitled in connection with the Merger is specified in the Allocation Certificate to the Merger Agreement. Holder’s Company Interest is not subject to any Liens or to any rights of first refusal of any kind (subject to any such rights of first refusal specified in the Disclosure Schedule), and such Holder has not granted any rights to purchase such Company Interest to any other Person. Such Holder has the sole right to transfer such Company Interest to Parent or otherwise agree to the termination of such Company Interest as provided in the Merger Agreement.

(k)           Holder does not have any claim against the Company or any of its Affiliates whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

(l)           There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Holder, threatened, against such Holder, arising out of or relating to (i) such Holder’s beneficial ownership of the Company Interest or rights to acquire a Company Interest, (ii) such Holder’s capacity as a Holder, (iii) the transactions contemplated by the Merger Agreement, (iv) any contribution of assets (tangible and intangible) by such Holder (or any of its affiliates) to the Company (or any of its affiliates), or (v) any other agreement between such Holder (or any of its affiliates) and the Company (or any of its affiliates) (including, if applicable, such Holder’s Retention Agreement). As of the date hereof, there is no investigation or other proceeding pending or, to the knowledge of such Holder, threatened, against such Holder arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity.  As of the date hereof, there is no action, suit, claim or proceeding pending or, to the knowledge of such Holder, threatened, against such Holder with respect to which such Holder has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.

(m)           The execution and delivery by Holder of this Agreement and the performance by Holder of its, his or her covenants and obligations hereunder and thereunder will not, conflict with (i) any provision of the organizational documents of Holder if Holder is an entity, (ii) any material contract to which Holder or any of its, his or her properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets.

(n)           Holder has received a copy of the Merger Agreement and SEC Reports and has read and understands the scope and effect of the provisions thereof and has had the opportunity to discuss the foregoing with Holder’s professional advisors to the extent Holder has deemed necessary. Without limiting the foregoing, Holder acknowledges that it has reviewed the representations and warranties of Parent set forth in Article IV of the Merger Agreement.

(o)           Holder understands and acknowledges that the Parent Shares issued in the Merger will not be registered under the Securities Act by reason of an exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations set forth in this Agreement. Holder understands that Parent will rely upon the information, representations, warranties, undertaking and acknowledgments contained herein in determining that the issuance of Parent Shares pursuant to the Merger Agreement is duly authorized.

(p)           The representations and warranties of Holder set forth herein are true and correct on the date hereof, will be true and correct as of the Effective Time and shall survive such date until the Expiration Date.

2.           Joinder to the Merger Agreement; Appointment of Holder Representative; Appointment of Parent.

(a)           Holder hereby acknowledges and agrees that it, he or she is a Holder for all purposes of and under the Merger Agreement and, accordingly, agrees to be bound by, solely in its, his or her capacity as such Holder and as fully as though Holder were a signatory thereto, the following terms and provisions of the Merger Agreement solely to the extent such terms and provisions apply to Holders: (i) Article II of the Merger Agreement, (ii) Article VII of the Merger Agreement as it relates to Holders, including but not limited to being severally and not jointly liable with respect to the indemnification obligations of the Holders under such Article VII, such indemnification obligations to include Losses arising out of or related to the Company’s obligation to indemnify and hold harmless Susan Bonitz pursuant to Section 9 of the CPD Acquisition Agreement for Taxes payable as a result of the Company’s acquisition of Coordinated Program Development, LLC and (iii) Article IX of the Merger Agreement.

(b)           Holder hereby irrevocably nominates, constitutes and appoints the Holder Representative as its, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution, to take such actions as are permitted under the express terms of the Merger Agreement, and to make any decisions required or permitted to be taken by the Holder Representative under the Merger Agreement in accordance with Section 2.11 thereof (including the right to take any action that the Holder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification under Article VII of the Merger Agreement).

3.           Confidentiality. Holder hereby agrees that all confidential and/or proprietary information of the Company obtained by Holder prior to the Effective Time, as well as the terms of this Agreement, the Merger Agreement, the Related Agreements and the other agreements contemplated hereby or the documents referenced herein shall be kept confidential by Holder and shall not be used by Holder for any purpose (other than disclosures to managers, advisors or equity holders of the Holder on a need-to-know basis in connection with the approval of the Merger Agreement and who are bound by similar obligations of confidentiality, if applicable); provided, however, that (a)  Holder may disclose such information or terms if required to do so by applicable Legal Requirement, provided that Holder promptly notifies Parent (in advance, to the extent reasonably practicable) of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) following any public announcement of the Merger by Parent, Holder may disclose the terms of the Merger Agreement that are disclosed by Parent in such public announcement; (c)  Holder may disclose such information or terms to the extent they become generally available to the public other than by virtue of a breach of this provision by such Holder or its Affiliates; and (d)  Holder may disclose such information or terms to its Affiliates and his, her or its Affiliates’ respective professional advisers and, if Holder is not a natural person, to its employees or the employees of its Affiliates, in each case, who: (i) need to know such information; and (ii) agree to keep it confidential. Holder shall be responsible for any action taken by his, her or its Affiliates and its and their respective professional advisers and employees that, if such action had been taken by Holder, would have constituted a breach of this Section 3.

4.           Waiver and Release; Termination of Company Interest.

(a)           Effective upon the Closing, the undersigned hereby irrevocably waives, releases and discharges Parent, Merger Sub, the Company, the Surviving Entity and each of their Subsidiaries from any and all obligations and liabilities to the undersigned of any kind or nature whatsoever, whether in its capacity as a stockholder, member, employee, manager, officer or director of the Company or any of its Subsidiaries (including, without limitation, in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances on or prior to the Effective Time, and the undersigned shall not seek to recover any amounts in connection therewith or thereunder from Parent, Merger Sub, the Company, the Surviving Entity and/or any of their Subsidiaries; provided, however, that this Section 5(a) is not intended to affect any rights any of the parties hereto may have under the Merger Agreement.

(b)           Holder agrees that, upon the Effective Time, such Holder forfeits and relinquishes any right, title or interest in or to such Holder’s Company Interest.

5.           [Non-Compete / Non-Solicit. For a period of two (2) years from and after the Closing Date, Holder will not, directly or indirectly:

(a)           engage, whether as a director, consultant, advisor, employee, agent, investor or stockholder, in any business that competes with the Company anywhere in the world as the Company’s business is conducted on and prior to the Closing Date; provided, however, that no passive owner of less than 3% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business;

(b)           solicit or hire any employees (including individuals employed by the Company during the twelve (12) month period prior to the date thereof) or induce such persons to leave the employment of the Surviving Entity;

(c)           solicit, endeavor to entice away from the Surviving Entity, or otherwise interfere with the relationship of the Surviving Entity with any Person who is or was a customer or supplier of the Surviving Entity prior to the Closing Date.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.]1

6.           Miscellaneous.

(a)           Effectiveness. This Agreement will only be effective upon the occurrence of the Closing. In the event the Closing does not occur (including as a result of the termination of the Merger Agreement), this Agreement shall be null and void and of no further force or effect. No amendment of this Agreement shall be effective unless in writing signed by Parent and Holder.

(b)           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of Section 8.1 of the Merger Agreement.

(c)           Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(d)           Third Party Beneficiaries. The Company, the Surviving Entity, the Holder Representative and each of the other Holders are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

[1]	To be inserted into the adoption agreements for the Primary Company Stockholders.

(e)           Entire Agreement; Assignment. This Agreement, the Merger Agreement, the Related Agreements, the exhibits and schedules thereto, and the documents and instruments and other agreements among the parties hereto and thereto referenced herein and therein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) other than the third party beneficiaries referenced in Section 7(d), are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder or thereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and thereunder.

(f)           Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)           Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(i)           Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other transactions contemplated by this Agreement or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Holders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(j)           Rules of Construction. The parties hereto agree that they have been represented by counsel (or been afforded the opportunity to do so) during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)           Legal Counsel. The parties hereto acknowledge that Lowenstein Sandler LLP has represented Parent (“LS”) and McCusker, Anselmi, Rosen & Carvelli, P.C. (“McCusker”) has represented the Company, in each case in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Related Agreements and the transactions contemplated thereby and thereby, and neither LS nor McCusker has undertaken to represent any other party in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Adoption Agreement to be duly executed as of the date first set forth above.

PARENT:	HOLDER:

MATINAS BIOPHARMA HOLDINGS, INC.

By:__________________________________	By:__________________________________

Name:__________________________________	Name (Please print):__________________________________

Title:__________________________________	Title:__________________________________

Date: __________________________________

Common Stock:

Address:
__________________________________
__________________________________
__________________________________

Email Address:
__________________________________

[Signature Page to Stockholder Adoption Agreement]

Exhibit B

Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Aquarius Biotechnologies Inc.

ARTICLE I

Name

The name of the Corporation is Aquarius Biotechnologies Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, city of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The Corporation is to have perpetual existence. The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred (100) shares of common stock, par value $0.0001 per share.

ARTICLE V

Directors

A.           The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the “Board”).

B.           The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Corporation’s bylaws (the “Bylaws”).

C.           No election of directors need be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

Limitation of Liability

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE VII

Indemnification

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any director or officer of the Corporation and, in the discretion of the Board, any other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. Any amendment, repeal or modification of the provisions of this Article SEVENTH shall not adversely affect any right or protection of any director, officer or other person existing at the time of such amendment, repeal or modification.

ARTICLE VIII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal By-Laws.

ARTICLE IX

Amendments and Repeal

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

Exhibit C

Form of Letter of Transmittal

PLEASE READ THE ATTACHED INSTRUCTIONS CAREFULLY

Letter of Transmittal

From the Holders of Formerly Outstanding Shares of

Common Stock of

Aquarius Biotechnologies Inc.

Submitted in Exchange for the Right to Receive the Pro Rata Share of the

Merger Consideration Pursuant to the Terms and Subject to the Conditions of the

Agreement and Plan of Merger

by and among

Matinas BioPharma Holdings, Inc.,

Saffron Merger Sub, Inc.,

Aquarius Biotechnologies Inc.,

and

J Carl Craft

a natural person, as Holder Representative

DELIVERY INSTRUCTIONS

Complete and Return By Hand, Overnight Courier or Registered Mail

To:

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, NJ 07921

Attention: Jerry Jabbour

Telephone Assistance: 908-505-0959

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SHARES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER. SEE INSTRUCTION 4. THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED AND SIGNED IN THE SPACE PROVIDED ON PAGE 5 AND HAND-DELIVERED OR SENT BY OVERNIGHT COURIER OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND INSURED, WITH THE COMPLETED AND SIGNED ENCLOSED INTERNAL REVENUE SERVICE (“IRS”) FORM W-9 (OR THE APPROPRIATE IRS FORM W-8 (AND ALL REQUIRED ATTACHMENTS) IF YOU ARE A NON-U.S. STOCKHOLDER) AND THE SHARES FOR THE COMPANY COMMON STOCK TO BE SURRENDERED IN CONNECTION WITH THE MERGER.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of [___], 2015 (the “Merger Agreement”), by and among Matinas BioPharma Holdings, Inc., a Delaware corporation (“Parent”), Saffron Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Aquarius Biotechnologies Inc., a Delaware corporation (the “Company”), and J Carl Craft, a natural person, as stockholder representative (the “Holder Representative”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

In connection with the merger of Merger Sub with and into the Company pursuant to the Merger Agreement (the “Merger”), the undersigned hereby (A) surrenders the below described shares representing shares of Company Common Stock and (B) delivers the attached completed and signed Affidavit and Indemnity Agreement (as defined in Instruction 10 below) in regards to the shares of Company Common Stock, in exchange for, with respect to each such surrendered share, the right to receive, pursuant to Section 2.7 of the Merger Agreement, the Per Share Common Merger Consideration, which shall be calculated and payable in the manner and at the times set forth in the Merger Agreement and Allocation Certificate and subject to the terms and conditions therein.

Specifically, in connection with the Merger, every share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive up to approximately 5,000,000 Parent Shares payable as of the Effective Time and up to approximately 3,000,000 Parent Shares in respect of the Milestone Payments (assuming payment in full of such Milestone Payments).

By executing and delivering this Letter of Transmittal, the undersigned acknowledges that the undersigned (i) has reviewed the Merger Agreement and the other documents contemplated thereby; (ii) has consulted, or had the opportunity to consult, with independent legal, tax, accounting, regulatory and financial advisors regarding the undersigned’s rights and obligations under the Merger Agreement and the other documents contemplated thereby; (iii) fully understands the terms and conditions contained, and the transactions provided for, in the Merger Agreement and the undersigned’s obligations thereunder, including without limitation the indemnification obligations set forth in Article VII thereof; (iv) understands that the only consideration that the undersigned may be entitled to receive with respect to the undersigned’s Company Common Stock in connection with the Merger is the consideration pursuant to the Merger Agreement; and (v) hereby consents to the obligations and consideration described in clause (iii) and (iv) of this paragraph. The undersigned further acknowledges that, in executing and delivering this Letter of Transmittal, the undersigned is agreeing to be bound by the terms of the Merger Agreement as a Holder (including the indemnification provisions of Article VII of the Merger Agreement).

The undersigned approves of and consents to the appointment of J Carl Craft as the Holder Representative under and on the terms of the Merger Agreement and authorizes such Holder Representative to take all actions on the undersigned’s behalf as the Holder Representative may be authorized to take pursuant to the Merger Agreement.

The undersigned acknowledges that, until surrendered in accordance with the terms of the Merger Agreement, each outstanding share representing Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the shares of Parent Shares in accordance with, and subject to, the terms of the Merger Agreement.

Unless otherwise indicated, the name and address of the registered owner(s) of the Company Common Stock is correctly identified in Affidavit and Indemnity Agreement as well as the Allocation Certificate. The undersigned represents and warrants that the undersigned is the registered owner of such shares or has full power and authority to surrender the shares of the Company Common Stock on behalf of such registered owners, free and clear of all liens, claims and encumbrances. The undersigned will, upon request, execute and deliver any additional documents (the “Additional Documents”) reasonably deemed appropriate or necessary by Parent and Parent’s stock transfer agent in connection with the surrender of the shares of the Company Common Stock, and hereby permits Parent to send a copy of this Letter of Transmittal and any Additional Documents to Parent’s stock transfer agent. All authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the undersigned’s death or incapacity, and all of the undersigned’s obligations under this Letter of Transmittal shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators and legal representatives.

The undersigned understands that surrender of the shares of the Company Common Stock will not be in acceptable form until receipt by the Parent of (i) this Letter of Transmittal, duly completed and signed with an original signature, and (ii) if the undersigned is not the registered holder, supporting documents with respect to the undersigned’s authority to sign this Letter of Transmittal on behalf of the registered holder that are reasonably satisfactory to Parent. All questions as to validity, form and eligibility of any surrender of the shares of the Company Common Stock hereunder will be determined by Parent in its reasonable discretion and such determination shall be final and binding. The undersigned understands that delivery of any shares of Parent Shares to which the holder of the shares of the Company Common Stock is entitled will be made as promptly as reasonably practicable after the return of a properly completed and executed Letter of Transmittal and exhibits hereto. The undersigned further understands that the Holder Representative, as required by the undersigned’s indemnification obligations under the Merger Agreement, may be required to pay the undersigned’s Pro Rata Share of amounts owed to indemnified parties pursuant to the Merger Agreement.

The undersigned hereby (i) forever waives all dissenter’s, appraisal or similar rights under Delaware law and any other applicable laws, and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Common Stock owned by the undersigned.

From and after (and effective upon) the Effective Time, the undersigned, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Parent, Merger Sub, the Company, and the Surviving Entity and their respective Subsidiaries and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the First Effective Time that in any way arises from or out of, is based upon or relates to Releasor’s ownership or purported ownership of any capital stock or other securities in the Company, including, without limitation, any and all Claims that the Releasors may have against any of the Releasees with respect thereto whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise; provided, however, that nothing contained in this paragraph (i) shall modify, waive, replace, supersede, or impair in any way any rights of any Releasor under the Merger Agreement or any other agreement entered into pursuant to the Merger Agreement, (ii) is intended to affect any obligations for accrued and unpaid compensation or benefits owed to the undersigned if he or she is an employee, officer or director of the Company and/or any of its subsidiaries, (iii) is intended to affect any rights the undersigned may have for indemnification as an Indemnified Party under Article VII of the Merger Agreement, or (iv) is intended to affect any rights the Representative may have on behalf of the undersigned under the Merger Agreement. Notwithstanding any other provision of this Letter of Transmittal, nothing herein shall limit recovery by the undersigned or other Person under the tail policy of the Company’s directors’ and officers’ liability insurance. The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released by the Releasor pursuant to the immediately preceding sentence.

The Holder shall not, directly or indirectly, (a) sell, pledge, hypothecate, offer for sale, contract for sale (including, without limitation, any short sale), make subject to any option, right or warrant to purchase, or otherwise transfer, assign or dispose of (“Transfer”) any shares of Closing Consideration issued in the Merger or any interest in such shares of Closing Consideration to any Person, or (b) enter into an agreement or commitment contemplating any of the foregoing Transfers (i) during the Lock-Up Period (as defined herein) applicable thereto or (ii) at any point following the expiration of the Lock-Up Period, except in the case of this clause (ii) (A) if prior to the date on which all shares of Closing Consideration issued to the undersigned Holder in connection with the Transactions may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act, (1) such Holder shall have given Parent written notice of such proposed transfer prior to the time of such transfer, stating the name and address of the transferee and identifying the securities proposed to be transferred; (2) if requested by Parent, such Holder shall have furnished to Parent an opinion of counsel, reasonably satisfactory to Parent, to the effect that such transfer will not require registration of such securities under the Securities Act; and (3) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent required under the Securities Act, (B) on or after the date on which such shares of Parent Shares may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act or (C) pursuant to an effective registration statement with respect to such shares of Parent Shares. Notwithstanding anything to the contrary herein, the undersigned may Transfer shares of Parent Shares received as Closing Merger Consideration in accordance with the Exchange Act and the Securities Act to a spouse, lineal ancestor or descendant, or adopted child, of the undersigned, or a trust for the primary benefit of the undersigned or the foregoing individuals; provided, however, that the transferee of such Parent Shares shall agree to be bound by the limitations set forth herein. The term “Lock-Up Period” means, with respect to the shares of Closing Consideration issued to the Holder at the Closing, the period of twelve months commencing on the Closing Date. The foregoing restrictions shall also apply to any securities issued in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Closing Consideration to the extent and for the duration that the shares of Closing Consideration with respect to which such securities were issued are subject to the foregoing restrictions.

[Remainder of page intentionally left blank – instructions follow]

IMPORTANT - STOCKHOLDER SIGNATURE PAGE
Must be signed by registered holder(s) exactly as name(s) appear(s) on Exhibit A or on a security position listing or by person(s) authorized to become registered holder(s) by documents transmitted herewith. Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated ________________________

Sign Here X
(Signature(s) of Owner(s))

Name(s)
(Please Print)

Capacity
(See Instruction 4)

Address

Area Code & Telephone No.

Email Address

(Complete the Form W-9 (or appropriate Form W-8) contained herein)

SIGNATURE GUARANTEE
(Carefully review instruction 3 to determine if this section requires completion)

Dated	(Apply Medallion Signature
Guarantee Stamp Here)
Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Area Code & Telephone No.

Address

INSTRUCTIONS

1.            Delivery of Letter of Transmittal.

This Letter of Transmittal or a facsimile hereof, filled in and signed with an original signature, must be used in connection with the Holder’s shares of Common Stock (the “Shares”). A Letter of Transmittal must be received by Parent, in satisfactory form, in order to make an effective surrender. Delivery of the other documents shall be effected, and the risk of loss and title to the Shares shall pass, only upon proper delivery of the Letter of Transmittal and Additional Documents to the Parent. The method of delivery of the Shares and other documents is at the election and risk of the Holder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to Parent, at the address shown above. Upon surrender of the Shares, any Shares issued subsequent to such surrender and prior to the closing of the Merger shall be deemed to be surrendered for payment.

2.           Terms of Conversion of the Shares.

Each share of Company Common Stock (as shown in the box on the first page of this Letter of Transmittal) will be converted at the effective time of the Merger into the right to receive the shares of Parent Shares as set forth in the Merger Agreement and detailed in the Allocation Certificate, without interest, and subject to applicable withholding.

3.           Guarantee of Signature.

The Shares need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Shares are registered in a name other than that of the person surrendering the Shares or (b) such registered holder completes the Special Payment Instructions or Special Delivery Instructions. In the case of (a) above, any such Shares must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

4.           Signatures on Letter of Transmittal and Endorsements.

If this Letter of Transmittal is signed by the registered holder(s) of the Company Common Stock surrendered hereby, the signature(s) must correspond with the name(s) as written in the Allocation Certificate and set forth on Exhibit A hereto without alteration, enlargement or any change whatsoever.

If any of the shares of Company Common Stock surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal and submit the appropriate tax form.

If any of the shares of Company Common Stock surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal and tax forms as there are different registrations.

If this Letter of Transmittal or any Company share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence reasonably satisfactory to Parent of the authority of such person so to act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Company Common Stock listed and surrendered hereby, no endorsements of share certificates or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s). Signatures on any such share certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Company Common Stock and surrendered hereby, the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Company’s Capitalization Table, stock ledger and Allocation Certificate. Signature(s) on any such share certificate or stock powers must be guaranteed by an Eligible Institution.

5.           Stock Transfer Taxes.

If any payment for surrendered Company Common Stock is to be issued to any person(s) other than the registered holder(s) of the surrendered Company Common Stock, it shall be a condition of the issuance and delivery of such stock certifciate that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Company Common Stock shall be delivered to Parent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to Parent before such stock certificate will be issued.

6.           Validity of Surrender, Irregularities.

All questions as to validity, form and eligibility of any surrender of Company Common Stock hereby will be determined by Parent and such determination shall be final and binding; provided that if there are any defects in the surrender of the Shares, Parent or shall give notice of such defects to the registered holder of Company Common Stock. Parent reserves the right to waive any irregularities or defects in the surrender of any Company Common Stock and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7.           Special Payment and Delivery Instructions.

Indicate the name and address to which payment for the Company Common Stock is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If payment is to be made to a different name and address than the registered holder, both the registered holder and the recipient must provide appropriate tax forms.

8.           Requests for Information or Additional Copies.

Information or additional copies of this Letter of Transmittal may be obtained from Parent by writing to the address on the front of this Letter of Transmittal or by calling Parent at 908-505-0959.

9.           Inadequate Space.

If the space provided on this Letter of Transmittal is inadequate, the Company Common Stock share information numbers should be listed on a separate signed schedule affixed hereto.

10.           Letter of Transmittal Required; Surrender Shares; Uncertificated Shares.

You will not receive any Parent Shares, if any, for your Company Common Stock unless and until you deliver this Letter of Transmittal or a facsimile hereof, duly completed and signed, with original signature to Parent, together with the Affidavit and Indemnity Agreement. Since the Company Common Stock is uncertificated, you must properly complete and return to the Parent an Affidavit and Indemnity Agreement in the form attached hereto as Exhibit A pursuant to which you will certify as to the number of shares of Company Common Stock that you own. The undersigned hereby acknowledges that Parent, may in its sole discretion and as a condition precedent to payment, require the undersigned, as owner of such uncertificated shares, to deliver a bond in such sum as Parent may direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to Parent against any claim that may be made against Parent or the Company with respect to the fact that the shares are uncertificated. No interest will be paid on amounts due for the Company Common Stock.

           11. Form W-9. Each stockholder surrendering Company Common Stock for payment is required to provide Parent with such holder’s correct Taxpayer Identification Number (“TIN”) and certain other information on a Form W-9 (included in this Letter of Transmittal), or an appropriate IRS Form W-8 (and all required attachments), as described below. Failure to provide such information or an adequate basis for exemption from backup withholding on the form may subject such holder to federal income tax withholding on cash payments made with respect to certificates by the Payor (as defined below). Please consult the enclosed instructions to Form W-9 (or the appropriate Form W-8 available at www.irs.gov) for guidance on how to complete the form.

IMPORTANT TAX INFORMATION

           United States federal income tax law generally requires that if your shares are accepted for payment, you and/or your assignee (in either case, the “Payee”), must provide Parent (the “Payor”) with the Payee’s correct TIN, which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the IRS and backup withholding in an amount equal to 28% (or the then prevailing rate) of the proceeds received by the payee pursuant to the First Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld by the Payor. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the appropriate information is timely filed.

           To prevent backup withholding, each Payee must provide such Payee’s correct TIN by completing the “Form W-9” set forth herein, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. Person (including a U.S. resident alien).

           If the Payee does not have a TIN, such Payee should apply for and receive a TIN prior to submitting the Form W-9; please consult the for instructions to Form W-9 for guidance on applying for a TIN. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply.

In order for a nonresident alien or non-U.S. person to qualify as exempt from backup withholding, such person must submit an appropriate and properly completed Form W-8BEN, Form W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (and all required attachments), signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the IRS at its Internet website: www.irs.gov.

All inquiries regarding the Merger should be made directly to:

Matinas Biopharma Holdings, Inc.

Attention: Jerry Jabbour

1545 Route 206 South, Suite 302

Bedminster, NJ 07921

Phone: 908-505-0959

EXHIBIT A

AFFIDAVIT AND INDEMNITY AGREEMENT

Re:	Shares of Common Stock of Aquarius Biotechnologies Inc., (the “Company”) par value $0.0001 per share (the “Company Common Stock”)

The undersigned___________________________ (“Stockholder”), being duly sworn, affirms the following:

1.           Stockholder is the record, legal and beneficial owner of _______________ shares (the “Shares”) of the Company Common Stock. [If the Stockholder is a corporate entity: The Stockholder hereby represents and warrants, and the undersigned officer of the Stockholder (“Officer”), being duly sworn, hereby affirms, to Matinas Biopharma Holdings, Inc.. (“Parent”), as follows:] [If the Stockholder is an individual: This Affidavit is executed by me in such capacities. I am of lawful age and have personal knowledge of the facts and circumstances hereinafter set forth below:]

2.           The Stockholder is the lawful owner and holder of the Shares. The Stockholder has never sold, assigned, endorsed , transferred, deposited under any agreement, hypothecated, pledged, canceled or disposed of in any manner the Shares or any interest in the Shares. No other person or entity has any right, title, claim, equity or interest in, to or respecting the Shares.

3.           The Stockholder was never issued a stock certificate for the Shares. The number of Shares listed above represents the only ownership of the Stockholder of the Company and is the same amount of shares set forth for such Stockholder in the Allocation Certificate.

4.           The Stockholder hereby agrees to indemnify and defend Parent, Merger Sub and the Company and each of their respective affiliates, directors, officers, employees or agents and any other person acting on behalf of or at the request, together with any successors and assigns of any of the foregoing, to hold each harmless from and against any and all cost, claim, liability, loss or damage whatsoever which each may suffer or incur as a result of the failure of any statement, representation or warranty set forth in the affidavit to be true, accurate or complete, as of any date or time.

Name:

Exhibit D

Form of Employment Letter

January 29, 2015

Ms. Ruying Lu

47 Newcomb Dr.

New Providence, NJ 07974

Dear Ruying:

We are delighted to confirm to you our invitation to join Matinas BioPharma Holdings, Inc. As you are aware, we have a significant opportunity in front of all of us and we believe your talents and expertise will add significantly to our organization.

Please review the attached documents carefully. Enclosed herein is a letter specifically outlining our offer of employment to you. Please acknowledge your acceptance of this offer by signing and returning said document to me. If you have any questions concerning the terms of this offer, please contact me directly at jjabbour@matinasbiopharma.com or (908) 505-0959.

Again, we are excited that you will be joining the Company and we look forward to your many contributions to our team.

Sincerely,

MATINAS BIOPHARMA HOLDINGS, INC.

_______________________________________

By: Jerome D. Jabbour

Title: Executive Vice President, Chief Business Officer & General Counsel

January 29, 2015

VIA EMAIL

Ms. Ruying Lu

47 Newcomb Dr.

New Providence, NJ 07974

Re:	Offer of Employment

Dear Ruying:

The specifics of your offer of employment with Matinas BioPharma Holdings, Inc. (hereinafter referred to as “Matinas” or the “Company”) are outlined below:

Start Date.

Subject to the terms of this letter, your employment with Matinas will commence on or before January 30, 2015.

Location.

Your principal place of business for the performance of your duties under this Agreement shall be at the Company’s laboratory facility located in Bridgewater, NJ. Notwithstanding the foregoing, you shall be required to travel as necessary to perform your duties hereunder including visits to the Company’s headquarters in Bedminster, NJ.

Position and Title; Reporting: – Director, Cochleate Formulation Development

You shall perform such duties and services as assigned to you by the Company. You shall report directly to the Chief Scientific Officer. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties therein.

Base Salary:

Your beginning annual base salary shall be at a rate of $125,000 per year, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time.

Annual Incentive (Bonus):

For each calendar year ending during your employment with the Company (beginning with the calendar year ending December 31, 2015, which year shall be prorated), you shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to ten percent (10%) of your Base Salary earned by you for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and your individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the establishment of the your individual objectives) for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and your individual performance objectives for a year shall be made by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the level of achievement of your individual objectives), in its reasonable discretion. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for you to receive an Annual Bonus, you must be actively employed by the Company at the time of such payment.

Equity Compensation

Promptly following your execution of this Offer Letter, the Company will recommend to the Compensation Committee of the Board of Directors, subject to the terms and conditions set forth in this Letter, that you be granted options to purchase up to 100,000 shares of the Company’s common stock pursuant to the Company’s Restated 2013 Equity Compensation Plan (the “2013 Plan”), on the terms and conditions determined by the Compensation Committee and as shall be set forth in a separate Option Award Agreement to be entered into between you and the Company following the commencement of your employment and the decision of the Compensation Committee at its next scheduled meeting. Until such approval from the Compensation Committee is received, no grant shall be effective or valid. Further, during your employment with the Company, subject to the terms and conditions established within the 2013 Plan or any successor equity compensation plan as may be in place from time to time and separate Award Agreements (as defined in the 2013 Plan), you also may be eligible to receive from time to time additional Stock Options, Stock Unit Awards, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the 2013 Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

Benefits:

You shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to employees of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

Paid Vacation:

You shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its employees; provided, however, that you shall be entitled to no less than fifteen (15) paid vacation days per calendar year during the Term, which shall be prorated for 2015.

Employment At Will:

In accepting this offer you understand and agree that your employment with the Company is “at will.” As such, you agree that either you or Matinas may end the employment relationship at any time, with or without notice and with or without cause. By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment guaranteeing employment for any definite or specific term or duration. Notwithstanding the foregoing, the Company is in the process of putting a Severance Policy in place for its employees. For purposes of calculating your tenure under such policy, you shall be credited for the time you have spent as an employee of CPD and Aquarius Biotechnologies, Inc. Any severance shall be governed by the terms and conditions of said policy and there is no guarantee that such a policy will be implemented in a timely fashion.

Other Conditions and Obligations:

You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

Governing Law: This letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

Integrated Agreement:

This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Company.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company and that you accept and agree to the terms as outlined.

Very truly yours,

MATINAS BIOPHARMA HOLDINGS, INC.

____________________________

By: Jerome D. Jabbour

Title: Executive Vice President, Chief Business Officer & General Counsel

cc: Personnel File

ACCEPTED AND AGREED TO:

____________________________	____________________________
Ruying Lu	Date

-5-